UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

PATTERSON-UTI ENERGY, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☒ No fee required

☐ Fee paid previously with preliminary materials

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10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

April 11, 2022

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Thursday, June 2, 2022, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and supporting our sustainability efforts. We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of our proxy materials. The notice contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

Thank you for your support.

Sincerely,

Curtis W. Huff Chairman of the Board	William Andrew Hendricks, Jr. President, Chief Executive Officer and Director

PATTERSON-UTI ENERGY, INC.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 2, 2022

The 2022 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Thursday, June 2, 2022, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064 (the “Meeting”), for the following purposes:

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to elect eight directors named in this proxy statement to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;
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to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2022;
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to approve, on an advisory basis, Patterson-UTI’s compensation of its named executive officers; and
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to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 5, 2022 are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

Your vote is important to us. Whether or not you plan to attend the Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

SETH D. WEXLER
Senior Vice President, General Counsel and Secretary
April 11, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on June 2, 2022

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PATTERSON-UTI ENERGY, INC.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 2, 2022

General Information About the Annual Meeting and Voting

The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI” or the “Company”), has made this proxy statement and its 2021 annual report available to you on the Internet or, upon your request has delivered printed versions of these materials to you by mail beginning on or about April 11, 2022. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2022 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Thursday, June 2, 2022, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064, or at any adjournment or postponement thereof.

The Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about April 11, 2022.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials on the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials on the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will support our sustainability efforts. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate such election.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote by using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by completing, dating, signing and returning your proxy card by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your brokerage firm, bank, broker-dealer, or other similar organization and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your brokerage firm, bank, broker-dealer, or similar organization as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

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“FOR” the election of all of the nominees to the Board of Directors named in this proxy statement;
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“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2022;
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“FOR” the approval, on an advisory basis, of Patterson-UTI’s compensation of its named executive officers; and
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“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.

If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:

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submitting a new proxy with a later date, including a proxy submitted using the Internet or telephone, in time to be counted for the Meeting;
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notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or
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attending the Meeting and voting in person.

If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting.

The Board of Directors is making this solicitation. We have retained Georgeson LLC, 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, for a fee of approximately $8,500 and the reimbursement of out of pocket costs and expenses, to assist in the solicitation of proxies on behalf of the Board. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may also solicit proxies on behalf of the Board by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI will pay all costs associated with this solicitation.

Shares Outstanding and Voting Rights

Only stockholders of record of Patterson-UTI’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on April 5, 2022 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on April 5, 2022, there were 215,288,948 shares of Common Stock issued and outstanding. Holders of record of Common Stock on April 5, 2022 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available at the Meeting and during regular business hours at the offices of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 for the ten day period prior to the Meeting for examination by any stockholder for any purpose germane to the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on April 5, 2022 will constitute a quorum. The shares held by each stockholder who attends the Meeting in person, signs and timely returns the form of proxy, or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

“Broker non-votes” and abstentions will be considered present at the Meeting for the purpose of determining a quorum. Broker non-votes occur when nominees, such as brokerage firms, banks, broker-dealers, or other similar organizations holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled, but not required, to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of an independent registered public accounting firm is generally considered a routine matter, whereas the election of directors and the advisory approval of executive compensation are not considered routine matters. For these reasons, please promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer, or other similar organization.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Under Delaware law and Patterson-UTI’s bylaws, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting at which a quorum is present is required for the election of directors.

The enclosed form of proxy provides a means for you to either:

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vote “For All” with respect to the election of the nominees to the Board of Directors listed below,
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withhold authority to vote for one or more of the nominees (i.e., "For All Except"), or
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withhold authority to vote for all of the nominees (i.e., "Withhold All").

The Board of Directors recommends that you vote “FOR” all of the nominees. Unless you give contrary instructions in your proxy, your proxy will be voted “For All” with respect to the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept the nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected.

Because directors are elected by a plurality vote, shares as to which a stockholder withholds authority to vote and broker non-votes will not affect the outcome of the election, although a broker non-vote will be counted for purposes of establishing a quorum.

Our corporate governance guidelines require that if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Nominating and Corporate Governance Committee of the Board of Directors will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board of Directors. In performing this evaluation, the Nominating and Corporate Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to Patterson-UTI and the availability of other qualified candidates. The Nominating and Corporate Governance Committee will then make its recommendation to the Board. The Board of Directors will review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board of Directors determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board of Directors determines that immediate resignation is in the best interests of Patterson-UTI and its stockholders, the Board of Directors may accept the director’s resignation that will have been tendered as follows. Each director will, as a condition to his or her appointment or election as a director or nomination as a director, agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the Board of Directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the Board of Directors’ acceptance of such resignation.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the nominees to Patterson-UTI’s Board of Directors, as well as specific qualifications, attributes and skills of such member that were identified by the Nominating and Corporate Governance Committee when such member was nominated to serve on the Board of Directors. In July 2020, Noble Corporation plc (“Noble”) and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. Noble successfully completed its subsequent financial restructuring and plan of reorganization and, together with such subsidiaries, emerged from Chapter 11 in February 2021. As is further discussed in her biographical information below, Ms. Robertson served in various management roles during her 40-year career with Noble, including as Chairman of the Board, President and Chief Executive Officer from January 2018 until May 2020 and as Executive Chairman from May 2020 until her retirement in February 2021. We have evaluated Noble’s Chapter 11 filing and do not believe it is material to Ms. Robertson’s service as a director.

Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors. Mr. Jaime and Ms. Robertson were first recommended as nominees by Mr. Hendricks, among other candidates recommended by the Chairman and the CEO. There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Name	Age	Position	Director Since
Curtis W. Huff	64	Chairman of the Board and Director	2001
William A. Hendricks, Jr.	57	President and Chief Executive Officer and Director	2017
Tiffany (TJ) Thom Cepak	49	Director	2014
Michael W. Conlon	75	Director	2012
Terry H. Hunt	73	Director	2003
Cesar Jaime	63	Director	2022
Janeen S. Judah	62	Director	2018
Julie J. Robertson	66	Director	2022

The following charts and diversity matrix show a snapshot of the average tenure and age, and gender and demographic diversity, of the eight nominees for election to our Board of Directors.

Board Diversity Matrix (As of April 11, 2022)
Total Number of Directors
	Female	Male
Part I: Gender Identity
Directors	3	5
Part II: Demographic Background
African American or Black	1	0
Hispanic or Latinx	0	1
White	3	4
Two or More Races or Ethnicities	1	0

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of Patterson-UTI’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

Curtis W. Huff — Mr. Huff has served as Chairman of the Board of Patterson-UTI since June 2020, as a director of Patterson-UTI since May 2001 and served as a director of UTI Energy Corp. ("UTI") from 1997 to May 2001. Mr. Huff is owner and Chairman of Freebird Partners, a private investment firm created in 2002 that is focused on oilfield service companies and technology. Mr. Huff co-founded Intervale Capital, an oilfield service private equity firm, in 2006 and served as a Managing Director from 2006 to 2012, when he sold his interest in the firm. Mr. Huff also serves as Chairman of Impact Fluid Solutions LP, which provides drilling and production solutions for oil and gas operators and fluid companies. Mr. Huff also serves as a director at various of Freebird’s portfolio companies. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., one of the world’s largest international oilfield services companies. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Mr. Huff began his professional career in 1983 with the law firm of Norton Rose Fulbright US LLP where he specialized in corporate, securities and merger and acquisition matters. Mr. Huff was made a partner in that firm in 1989 where he served until 1998 when he joined Weatherford. Mr. Huff holds a Bachelor of Arts degree and J.D. from the University of New Mexico, where he graduated as a member of the Order of the Coif and cum laude, and a Masters of Law from New York University School of Law. Mr. Huff is the Chairman of the Board of Directors of the University of St. Thomas in Houston, Texas and is actively involved with various charities, including the Houston Food Bank.

The Board of Directors considered Mr. Huff’s background as an executive of publicly traded oilfield services companies and as an owner and manager of a private investment firm focused on the oilfield service industry. The Board noted his knowledge and experience in a broad range of oilfield products and services and his current and historical experience in managing operations in both the United States and internationally. The Board also considered Mr. Huff’s expertise and background with regard to accounting and legal matters, which, among other things, provides guidance to Patterson-UTI in assessing its corporate governance structure, policies and procedures.

William Andrew Hendricks, Jr. —Mr. Hendricks has served as President and Chief Executive Officer of Patterson-UTI since October 2012 and as a director of Patterson-UTI since June 2017. From April 2012 through September 2012, he served as Chief Operating Officer of Patterson-UTI. Prior to Patterson-UTI, Mr. Hendricks worked in a number of positions at Schlumberger for 24 years, where he last served as a drilling division President, having lived and worked around the world in the energy industry, offshore and onshore, and conducting business at times in Spanish and French. As CEO at Patterson-UTI, he has focused on transformation through investments in people and technology, growth through strategic acquisitions, improving diversity in recruiting and leadership and also enhancing the company’s sustainability and ESG position. Mr. Hendricks attended Texas A&M University, receiving a Bachelor of Science degree in Petroleum Engineering, and then began his career working on an offshore drilling rig in the Gulf of Mexico for Ocean Drilling & Exploration Company (currently Diamond Offshore). Mr. Hendricks is currently Vice Chair and a past Chairman of the International Association of Drilling Contractors, a member of the Society of Petroleum Engineers, an energy contributor on CNBC and has testified on energy matters with the U.S. Senate Committee on Energy and Natural Resources in Washington D.C.

The Board of Directors considered Mr. Hendricks’ more than 30 years of combined operational and managerial experience in the oil and gas industry. In addition, the Board noted his nearly seven years of service as Patterson-UTI’s President and Chief Executive Officer and nearly ten years of service in numerous executive positions with Schlumberger Limited, a global provider of oilfield services, including nearly two years as President of Schlumberger Drilling & Measurements. The Board further considered Mr. Hendricks’ significant experience with evaluating the drivers for macro trends in the oil and gas industry, as well as managing the cyclical nature of the oil and gas service business, which allows Mr. Hendricks to provide valuable input into the development and implementation of Patterson-UTI’s corporate strategy. In addition, the Board noted that Mr. Hendricks’ operational experience brings valuable knowledge to the oversight of achieving safe and efficient operations. The Board also considered Mr. Hendricks’ significant experience working in numerous worldwide locations, which allows him to provide valuable counsel regarding possible expansion into markets outside of the United States and Colombia.

Tiffany (TJ) Thom Cepak — Ms. Cepak has served as a director of Patterson-UTI since August 2014. Ms. Cepak has served as a director of Ranger Oil Corporation, an upstream oil and gas company, since September 2019, as a director of California Resources Corporation, an upstream oil and gas company, since October 2020 and as a director of EnLink Midstream, LLC, a midstream company, since December 2021. Ms. Cepak served as the Chief Financial Officer of Energy XXI Gulf Coast, Inc., an upstream oil and gas company, from August 2017 to October 2018. Ms. Cepak served as the Chief Financial Officer of KLR Energy (and, subsequent to its business combination, Rosehill Resources Inc., an upstream oil and gas company) from January 2015 to June 2017. Ms. Cepak served as a director of Yates Petroleum Corporation, a privately owned, independent oil and gas exploration and production company, from October 2015 to October 2016. Ms. Cepak served four years as the Chief Financial Officer of EPL Oil & Gas, Inc., and was further appointed Executive Vice President in January 2014, and she served in those roles until June 2014, when EPL was sold. Ms. Cepak began her career with EPL as a Senior Asset Management Engineer, a position she held until she was appointed Director of Corporate Reserves in September 2001. Ms. Cepak was named EPL’s Director of Investor Relations in April 2006 and Vice President, Treasurer and Investor Relations in July 2008. In July 2009, Ms. Cepak was designated as EPL’s Principal Financial Officer and, in September 2009, she was appointed Senior Vice President. Ms. Cepak has more than 20 years of energy industry experience and prior to joining EPL, she was a Senior Reservoir Engineer with Exxon Production Company and ExxonMobil Company with operational roles including reservoir engineering and subsurface completion engineering for numerous offshore Gulf of Mexico properties. Ms. Cepak holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University.

The Board of Directors considered Ms. Cepak’s more than 25 years of operational and financial experience in the energy industry. The Board noted her service in various operational roles, including as a reservoir engineer for a major oil and gas exploration and production company. The Board also noted Ms. Cepak’s executive management experience, including as chief financial officer of a publicly traded independent oil and gas exploration and production company, which allows her to provide Patterson-UTI with valuable insight on financial and strategic matters. The Board also considered Ms. Cepak’s diversity of perspective, which is exemplified by her recognition in 2018 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

Michael W. Conlon — Mr. Conlon has served as a director of Patterson-UTI since September 2012. Mr. Conlon retired as a partner of the law firm, Norton Rose Fulbright US LLP, in January 2012 after 40 years with the firm. Mr. Conlon specialized in corporate, securities and merger and acquisition matters. Mr. Conlon was partner-in-charge of the firm’s Houston office from 2007 to 2011, was co-partner-in-charge from 2001 to 2007 and partner-in-charge of its Washington, D.C. office from 1992 to 1998. Mr. Conlon holds a Bachelor of Arts degree in Economics from Catholic University of America, where he graduated magna cum laude and as a member of Phi Beta Kappa, and a Juris Doctorate from the Duke University School of Law, where he graduated as a member of the Order of the Coif.

The Board of Directors considered Mr. Conlon’s more than 40 years of experience handling corporate, securities and mergers and acquisition matters as a lawyer with an international law firm, as well as his service in a number of management roles throughout his tenure at the firm. The Board noted Mr. Conlon’s experience in representing numerous public companies, including Patterson-UTI, and other energy services companies, allows him to provide valuable insight on legal, governance and regulatory issues facing Patterson-UTI.

Terry H. Hunt — Mr. Hunt has served as a director of Patterson-UTI since April 2003 and served as a director of UTI from 1994 to May 2001. Mr. Hunt is an energy consultant and retired senior natural gas and electric utility executive. Mr. Hunt served as Senior Vice President — Strategic Planning of PPL Corporation, an international energy and utility holding company, from 1998 to 2000. Mr. Hunt served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a Pennsylvania-based natural gas and propane distribution company, from 1992 to 1999. Previously, Mr. Hunt was President of Carnegie Natural Gas and Apollo Gas Company, both Appalachian natural gas distribution companies. He also previously served in senior management positions in natural gas project and venture development, oil and natural gas exploration and development evaluation and operations and major production facilities construction with Texas Oil & Gas Corp. and Atlantic Richfield. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a Masters of Business Administration from Southern Methodist University.

The Board of Directors considered Mr. Hunt’s more than 25 years of experience covering most phases of the upstream oil and natural gas industry in the United States and Canada, including the evaluation of exploration and development programs, oil and natural gas production and pipeline operations, and project development and major production facility construction. This experience and background provides Patterson-UTI with an invaluable perspective of the oil and natural gas industry and its customers. In addition, Mr. Hunt’s many years of senior executive experience leading natural gas distribution, storage and marketing companies provides insight into the management of multi-faceted businesses and the markets for natural gas in North America.

Cesar Jaime — Mr. Jaime has served on the board of Summum Group Ltd, a provider of well servicing and oil and gas engineering and construction in Colombia, Mexico and Peru, since 2014. Mr. Jaime previously served on the board of LAREIF, a renewable energy developer in Colombia, from 2014 to 2019. Mr. Jaime served in various management positions at Schlumberger between 1981 and 2010, including serving as President of Schlumberger’s Latin America business from 2008 to 2010. Mr. Jaime has served on the board of Alliance Schlumberger, a non-profit organization grouping former Schlumberger engineers, since 2019. Mr. Jaime holds a Bachelor of Science degree in electrical engineering from Pontificia Universidad Javeriana in Bogotá, Colombia.

The Board considered Mr. Jaime’s 30 years of experience in international oilfield services in Latin America, Europe and Africa for Schlumberger, including serving as President of Latin American operations. The Board also noted his Colombian background in light of the Company’s recent acquisition of drilling operations in Colombia. The Board also considered the breadth of his experience including in key management roles in operations, sales and human resource management.

Janeen S. Judah — Ms. Judah has served as a director of Patterson-UTI since April 2018. Ms. Judah has served as a director of the general partner of Crestwood Equity Partners LP, a midstream company, since November 2018. Ms. Judah has also served as a director for privately held Aethon Energy III, LLC, an upstream oil and gas investment firm, since June 2019, and as a member of the University Lands Advisory Board since August 2020. Ms. Judah served as a director of Jagged Peak Energy Inc., an upstream oil and gas company, from April 2019 to January 2020, when Jagged Peak was acquired by Parsley Energy. Ms. Judah served as the President of the Society of Petroleum Engineers from September 2016 to October 2017 while on secondment from Chevron, and as a member of the Board of Directors of the Society of Petroleum Engineers from 2003 to 2006 and from 2012 to 2018. Ms. Judah held numerous leadership positions at Chevron, including general manager for Chevron’s Southern Africa business unit from August 2010 to September 2016, president of Chevron Environmental Management Company from August 2007 to August 2010 and general manager of reservoir and production engineering for Chevron Energy Technology Company from June 2004 to August 2007. Before joining Chevron in 1998, she held various upstream petroleum engineering positions for Texaco and Arco, starting in Midland in 1981. Ms. Judah holds Bachelor of Science and Masters of Science degrees in petroleum engineering from Texas A&M University, a Masters of Business Administration from the University of Texas of the Permian Basin and a Juris Doctorate from the University of Houston Law Center. Ms. Judah is a registered professional Engineer in Texas, currently serves on both the Texas A&M and University of Houston College of Engineering Advisory Councils, and has been a member of the Texas A&M Petroleum Engineering Industry Board since 1996. Ms. Judah is also president-elect of Houston Audubon, a conservation land trust and environmental education nonprofit organization.

The Board of Directors considered Ms. Judah’s more than 35 years of operational, managerial and environmental experience in the oil and gas industry. The Board noted her experience derived from oil and gas industry positions held involving significant operational and management responsibilities, including positions with Chevron and upstream petroleum engineering positions. The Board also noted Ms. Judah’s extensive international experience, including most recently as general manager for Chevron’s Southern Africa business unit, which allows her to provide Patterson-UTI with valuable insight on international and strategic matters. The Board also considered Ms. Judah’s service as the President of the Society of Petroleum Engineers from 2017 to 2018, as well as her diversity of perspective, which is exemplified by her recognition in 2018 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

Julie J. Robertson — Ms. Robertson has served as a director of EOG Resources, Inc., an upstream oil and gas company, since January 2019, as a director of Superior Energy Services, Inc., an oilfield services company, since February 2021 and as a director of Seadrill Limited, an offshore drilling contractor, since November 2021. Ms. Robertson served in the role of Executive Chairman of Noble Corporation plc (“Noble”), an offshore drilling contractor, from May 2020 until her retirement from Noble in February 2021. Previously, Ms. Robertson served as Chairman of the Board, President and Chief Executive Officer of Noble from January 2018 until May 2020. Ms. Robertson previously served in various other management roles for Noble and its subsidiaries, including (i) Executive Vice President from 2006 to January 2018, (ii) Senior Vice President — Administration from 2001 to 2006 and (iii) Vice President — Administration from 1996 to 2001. Ms. Robertson also served continuously as Corporate Secretary of Noble from 1993 until assuming the Chairman’s role in 2018. Ms. Robertson joined a predecessor subsidiary of Noble in 1979. Ms. Robertson holds a Bachelor of Journalism degree from the University of Texas at Austin.

The Board considered Ms. Robertson’s more than 40 years of operational, managerial, administrative and human resource experience at a leading global offshore drilling contractor, including as the Executive Chair and as the Chair of the Board, President and Chief Executive Officer. The Board noted Ms. Robertson’s extensive international experience, including working in over 45 countries, her experience in mergers and acquisitions and her experience in global compliance and risk mitigation, executive compensation, governance and sustainability matters and supply chain management. Ms. Robertson also has extensive board of directors experience as a result of currently serving or previously serving on four public company boards.

Board Leadership Structure, Independent Chairman and Board Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for Patterson-UTI at any given point in time. Patterson-UTI’s current Board leadership structure separates the role of Chairman and CEO, and our Chairman is an independent director.

The independent directors meet regularly in executive sessions at which only independent directors are present, and the Chairman chairs those sessions. The Chairman serves as a liaison between the employee directors and independent directors, consults with regard to Board and agenda items, and works with the chairpersons of Board committees as appropriate.

The Nominating and Corporate Governance Committee and the Board currently believe that the Board’s leadership structure, which includes the separation of the role of CEO and Chairman, is appropriate because it, among other things, provides for sufficient independence between the Board and management and for an independent director who provides board member leadership.

The Board has adopted Corporate Governance Guidelines, which can be accessed electronically in the “Governance” section of Patterson-UTI’s website at www.patenergy.com. The Guidelines describe one of the Board’s primary responsibilities as overseeing Patterson-UTI’s processes for assessing and managing risks. The Board discharges this responsibility, in part, through regular inquiries from the Chairman of the Board to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings of general and specific risks to Patterson-UTI.

Our senior-level management is responsible for identifying corporate risks, including climate-related risks and opportunities, assessing the potential level of impact to the business, and discussing this risk assessment with the Board on at least a quarterly basis. We believe that climate risks are inherently business risks, and our assessment of these climate-related transition and physical risks is integrated into our business risk assessment process.

Risks and opportunities are identified through discussions with stakeholders, including customers, investors, trade associations and industry groups; engagement with environmental, social and governance (ESG) groups; and our own business risk assessments, as well as regular monitoring of legal, regulatory and policy changes with the potential to affect the industry as well as our company specifically.

Our senior management and representatives from our business units regularly communicate with the Board on risk management matters. For example, the Board and senior management regularly discuss sustainability issues, climate-related risks, information security, safety and other risks that are important to our business.

Meetings and Committees of the Board of Directors

The Board of Directors met eleven times during the year ended December 31, 2021. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board and meetings of each committee on which such director served. A majority of the members of the Board of Directors are independent within the meaning of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Specifically, the Board has determined that Messrs. Conlon, Huff, Hunt and Jaime and Mses. Cepak, Judah and Robertson are independent within the meaning of the Nasdaq listing standards.

The Board of Directors has established five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Sustainability Committee.

The Executive Committee, which currently is composed of Messrs. Huff and Hendricks and Ms. Cepak, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors. The Executive Committee did not meet or take any action in 2021.

The Audit Committee members are Mses. Cepak (chair) and Judah, and Messrs. Huff and Hunt, each of whom is independent within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and within the meaning of the Nasdaq listing standards. The Audit Committee oversees management’s execution of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements and internal control over financial reporting. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Ms. Cepak and Mr. Huff are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the

Audit Committee. The Audit Committee held six meetings during the year ended December 31, 2021. Please see “Audit Committee Report” elsewhere in this proxy statement.

The Compensation Committee members are Messrs. Hunt (chair), Conlon and Huff and Ms. Cepak, each of whom is independent as defined in the Nasdaq listing standards. Among other things, the Compensation Committee sets and administers the policies that govern the compensation of executive officers of Patterson-UTI and periodically reviews director compensation and recommends changes, as appropriate, to the Board of Directors for approval. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held three meetings during the year ended December 31, 2021. Please see “Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Messrs. Conlon (chair) and Huff and Ms. Judah, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee is to, among other things, identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the annual meetings of stockholders, to recommend nominees for Board committees, to review Patterson-UTI’s Code of Business Conduct and Corporate Governance Guidelines, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the annual review of the Board and management. The Nominating and Corporate Governance Committee assists the Board’s Sustainability Committee in its oversight of governance-related sustainability issues, including climate-related risks and opportunities. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held three meetings during the year ended December 31, 2021.

The Sustainability Committee members are Mses. Judah (chair) and Cepak and Mr. Conlon, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Sustainability Committee is to, among other things, review significant policies and performance and provide guidance on matters relating to sustainability, oversee and monitor the Company’s vision and values relating to sustainability, advise the Board and management on significant public issues related to sustainability matters, assist management in setting strategy, establishing goals and integrating sustainability into strategic and tactical business activities across the Company to create long-term stockholder value, and review and recommend to the Board for approval any sustainability reporting to the public or governmental agencies. The Board of Directors has adopted a written charter for the Sustainability Committee. The Sustainability Committee was formed in November 2021, and did not hold any meetings during the year ended December 31, 2021.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. All six of the directors who were directors at the time of the 2021 annual meeting of stockholders attended the 2021 annual meeting of stockholders either in person or by telephone.

Consideration of Director Nominees

On behalf of the Board, the Nominating and Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. A stockholder’s notice to the Secretary of Patterson-UTI shall contain certain information specified in Patterson-UTI’s bylaws regarding the stockholder and the proposed nominee. See “Other Matters—Stockholder Proposals for 2023 Annual Meeting” and Article I, Section 8 and Article I, Section 11 of Patterson-UTI’s bylaws.

The number of directors may be fixed or changed by amendment of Patterson-UTI's bylaws or by resolution of the Board. The Board assesses periodically, in connection with director refreshment and other considerations, whether a larger or smaller number of directors would be preferable.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. In evaluating a nominee for director, the Nominating and Corporate Governance Committee considers the nominee’s skills, expertise, industry and other knowledge, personal and professional ethics, integrity and values, sound business judgment and willingness to commit sufficient time to the Board and be committed to representing the long-term interests of Patterson-UTI’s stockholders. The Nominating and Corporate Governance Committee also reviews the individual performance and qualifications of each director who wishes to be considered for nomination to the Board. Although the Nominating and Corporate Governance Committee does not have a stand-alone policy with regard to consideration of diversity in identifying director nominees, it is required, in accordance with our Corporate Governance Guidelines, to consider diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board of Directors composition as a whole when evaluating a director nominee.

Board and Director Performance Assessments

The Nominating and Corporate Governance Committee annually reviews and evaluates the performance of the Board, each Committee of the Board, and each director in order to improve the effectiveness of the Board and each Committee of the Board. The Committee assesses the contributions of the Board as a whole and each of its Committees and identifies areas in which improvements may be made. The results of the evaluations are reviewed and discussed with the Board and its Committees, and recommendations are made, as appropriate, to the Board and its Committees.

The Nominating and Corporate Governance Committee also annually reviews the individual performance and qualifications of each director who wishes to be considered for nomination for reelection to the Board.

Continuing Education

Continuing education helps our directors strengthen their skills, deepen their understanding of our business and operations and stay current with emerging issues that affect our business, governance and compensation practices. It also helps directors keep abreast of governance developments and requirements and understand the issues we face in the context of our business. To further these goals, our Board’s continuing director education policy requires directors to participate in continuing education programs and reimburses directors for expenses incurred in connection with such education programs.

Succession Planning

The Board of Directors oversees processes and procedures to provide continuity of well-qualified executive leadership and to assess whether such leadership possesses the skill and talent to execute Patterson-UTI’s long-term business strategies. The Board of Directors reviews succession planning for the Chief Executive Officer and the senior executives tailored to reflect the Board’s standards for executive leadership and Patterson-UTI’s business strategy and vision. The succession planning addresses (i) both current and long-term needs of Patterson-UTI and establishes a process for identifying and assessing potential internal candidates; (ii) periodic review and assessment of readiness; (iii) contingency planning for temporary absences of the Chief Executive Officer due to disability or other unexpected event; and (iv) long-term continuity planning for succession to the Chief Executive Officer position.

Political Contributions

Patterson-UTI has a policy prohibiting the contribution of company funds to political parties or organizations or to candidates for any public office or to influence the general public, or segments thereof, with respect to public elections or referenda. Patterson-UTI participates in certain trade organizations with purposes that include enhancement of the public image of our industry, education about the industry and issues that affect the industry and industry best practices and standards. Many of the trade organizations also engage in legislative or political activity related to matters that affect the industry as a whole and not a specific company. Patterson-UTI, as one of many members in various trade associations, does not direct the legislative activities of any trade organization of which it is a member.

ESG and Sustainability

Patterson-UTI strives to be a leader in our industry in the area of environmental, social, governance ("ESG") and other sustainability-related issues, and remains committed to managing these issues for the long-term benefit of our employees, communities and our business. We aim to minimize our environmental impact in the communities in which we work and live, while providing services for our customers in a safe and responsible manner. We invest extensively in the safety, health and well-being of our people, who are our most important asset and our greatest strength. Also, maintaining a rigorous focus on ethics and integrity at every level of our operations is a practice on which all of our success depends.

We encourage you to review our latest sustainability report for more detailed information regarding our sustainability programs and initiatives. A copy of Patterson-UTI’s sustainability report can be accessed electronically in the “Sustainability” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests it from the Secretary of Patterson-UTI. Nothing on our website, including our sustainability report or sections thereof, shall be deemed incorporated by reference into this proxy statement or other filings that we make with the SEC. Our ESG goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met.

At Patterson-UTI, we believe that a commitment to diversity and inclusion for all is foundational and extends beyond what is required by various federal, state and local laws. We actively foster an inclusive culture where our employees are supported, valued and respected. We are proud of our workforce, where all employees can contribute to the success of the Company, drawing upon their unique backgrounds, perspectives and life experiences.

We recognize that a diverse workforce is imperative in order to remain competitive and to meet our customers’ expectations. As part of our diversity and inclusion efforts, we recruit candidates from across the United States, with a focus on employing local content in the communities near where we operate. We partner with state and local workforce commissions to ensure potential candidates from a variety of backgrounds and experiences are aware of open positions. We also utilize the services of a leading third-party provider of diversity recruitment to help advertise our positions to various organizations.

Our leaders remain focused and committed to a diverse workplace and culture of inclusion and respect, and they drive accountability for promoting and maintaining that commitment throughout our Company. Additionally, our Vice President of Diversity and ESG partners with other Company leaders to ensure that our businesses are each doing their part to adhere to Company policies, programs and initiatives that promote our diverse workplace and our culture of inclusion and respect.

Patterson-UTI’s Code of Business Conduct and Ethics and Equal Employment Opportunity and Anti-Harassment Policy prohibit discrimination or harassment of any type and afford equal employment opportunities to all employees and applicants, without regard to age, race, sex, color, religion, national origin, disability, marital status, covered veteran status, genetic information, sexual orientation, gender identity or any other characteristic protected under state, federal or local law. Each employee is expected to demonstrate a shared commitment to Patterson-UTI’s values regarding diversity and inclusion, as well as mutual respect for all co-workers, vendors, customers, third parties, and business partners.

Communication with the Board and its Independent Members

Persons may communicate with the Board, or directly with its Chairman, Mr. Huff, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents can be accessed electronically in the “Corporate Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

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Audit Committee Charter;
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Compensation Committee Charter;
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Nominating and Corporate Governance Committee Charter;
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Sustainability Committee Charter;
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Corporate Governance Guidelines;
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Code of Business Conduct and Ethics for its employees, officers and directors;
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Code of Business Conduct and Ethics for Senior Financial Executives; and
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Global Anticorruption Policy.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of Patterson-UTI for the fiscal year ending December 31, 2022, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be available to participate in the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm. Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on, and voted “FOR” or “AGAINST,” the proposal. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such ratification. Abstentions will not be counted as votes cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal. Because the ratification of an independent registered public accounting firm is considered a routine matter, if you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization will nevertheless be entitled, but not required, to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing in this proxy statement (the “Named Executive Officers”). The compensation of the Named Executive Officers is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

For a discussion of our stockholder engagement and board responsiveness to stockholders, please see “Compensation Discussion and Analysis— Aligning Compensation Programs with Stockholder Interests.”

The compensation program for the Named Executive Officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Patterson-UTI and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in the “Compensation Discussion and Analysis” achieve these goals by, among other things:

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providing a mix of short-term compensation in the form of base salary and annual cash incentive bonuses and long-term compensation in the form of restricted stock units, performance units, and, in some years, restricted stock, stock options and phantom units, which strikes a balance between offering competitive compensation packages and aligning compensation with long-term growth and creating value for stockholders;
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emphasizing variable equity and cash compensation to link realized compensation to performance;
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reviewing annual base salaries, in part, based on Patterson-UTI’s financial results and position and performance compared to similarly situated companies;
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providing performance-based annual cash incentive bonuses designed to put a meaningful portion of total compensation at risk;
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awarding long-term equity incentives whose value is tied to the achievement of certain performance goals and/or an increase in the price of the Common Stock;
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awarding long-term equity incentives that generally vest over periods of three years; and
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maintaining stock ownership requirements.

The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the Meeting:

“RESOLVED, that the stockholders of Patterson-UTI Energy, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion in the Proxy Statement for the 2022 Annual Meeting of Stockholders of the Company.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Patterson-UTI’s stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Patterson-UTI’s compensation policies and practices and (ii) making future compensation decisions for the Named Executive Officers.

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation. Approval of the advisory resolution requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on, and voted “FOR” or “AGAINST,” the proposal. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such approval. Abstentions will not be counted as votes cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a vote cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer of Patterson-UTI who is not also a nominee for election to the Board of Directors.

Name	Age	Position
C. Andrew Smith	51	Executive Vice President and Chief Financial Officer
Kenneth N. Berns	62	Executive Vice President and Chief Commercial Officer
Seth D. Wexler	50	Senior Vice President, General Counsel and Secretary
James M. Holcomb	59	President — Patterson-UTI Drilling Company LLC

C. Andrew Smith — Mr. Smith has served as Executive Vice President and Chief Financial Officer of Patterson-UTI since September 2017. From April 2014 until September 2017, Mr. Smith served as Executive Vice President and Chief Financial Officer of Kirby Corporation, a marine transportation and diesel engine services company. From January 2014 to April 2014, Mr. Smith served as Executive Vice President – Finance of Kirby Corporation. Prior to joining Kirby Corporation, Mr. Smith served as Senior Vice President and Chief Financial Officer of Benthic Geotech and was previously Chief Financial Officer for both Global Industries, LTD and NATCO Group. Mr. Smith holds a degree in business administration from the University of Houston.

Kenneth N. Berns — Mr. Berns has served as Executive Vice President and Chief Commercial Officer of Patterson-UTI since May 2017. Mr. Berns served as a director of Patterson-UTI from May 2001 to June 2017 and as Senior Vice President of Patterson-UTI from April 2003 to May 2017. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelor’s Degree in Business Administration from San Diego State University and a Master’s Degree in Taxation from Golden Gate University.

Seth D. Wexler — Mr. Wexler has served as Senior Vice President, General Counsel and Secretary of Patterson-UTI since February 2017. Mr. Wexler served as General Counsel and Secretary of Patterson-UTI from August 2009 to February 2017. From March 1998 to August 2009, he specialized in securities law and mergers and acquisitions for the law firm of Norton Rose Fulbright US LLP, including as a partner of such law firm since January 2007. Mr. Wexler holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, a Juris Doctorate from the University of Houston Law Center and a Masters of Business Administration from the University of Houston.

James M. Holcomb — Mr. Holcomb has served as President of Patterson-UTI Drilling Company LLC since January 2012. Mr. Holcomb came to Patterson-UTI in February 1998 with the acquisition of Robertson Onshore Drilling Company and since that time has served in numerous operational management roles, including as Senior Vice President of Operations of Patterson-UTI Drilling Company LLC from April 2006 to January 2012. Mr. Holcomb has over 30 years of experience in contract drilling operations. Mr. Holcomb holds a Bachelor of Science Degree in Business Management from LeTourneau University.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) sets forth the principal compensation policies and programs of Patterson-UTI for our Named Executive Officers (“NEOs”).

Named Executive Officer	Title
William Andrew Hendricks, Jr.	Chief Executive Officer and President
C. Andrew Smith	Executive Vice President and Chief Financial Officer
Kenneth N. Berns	Executive Vice President and Chief Commercial Officer
Seth D. Wexler	Senior Vice President, General Counsel and Secretary
James M. Holcomb	President — Patterson-UTI Drilling Company LLC

Aligning Compensation Programs with Stockholder Interests

Strong Stockholder Support for Say-on-Pay

We received 96% stockholder support for our Say-on-Pay proposal at both our 2019 and 2020 Annual General Meetings of Stockholders, and 98% stockholder support at our 2021 Annual General Meeting of Stockholders. The Compensation Committee strongly values the opinions of our stockholders as expressed in the Say-on-Pay vote and believes that our recent support levels demonstrate a strong alignment of our compensation program with our stockholders’ interests.

During the last three years, we have met with a number of our larger stockholders and listened to areas of concern and requested feedback, including with respect to possible changes to our compensation program. Although no specific changes were made to our compensation programs as a result of the 2021 Say-on-Pay vote or stockholder meetings, the Compensation Committee will continue to consider the results of our future Say-on-Pay votes and feedback of our stockholders when making future compensation decisions for our NEOs.

Recognition of Challenging Market Environment

The COVID-19 pandemic had a meaningful impact on the oil and gas industry. Following the onset of COVID-19, oil prices collapsed and turned negative for the first time in history. Lower oil prices resulted in a meaningful reduction in the capital budgets for our customers. While oil and gas activity recovered modestly in early 2021, it continued to remain well below the activity levels experienced before the onset of the COVID-19 pandemic.

In recognition of the challenging market environment, we took the following actions with respect to executive pay in 2020 and 2021:

Compensation Element	2020	2021
Base Salary	• Held base salaries flat	• Held base salaries flat
Annual Cash Bonus

• Held target bonus percentages flat

• Capped bonus plan maximum at 50% of target for CEO, CFO, and CCO and 60% of target for other NEOs

• Aligned incentive plan metrics around key business objectives related to cash flow generation through the use of Adjusted EBITDA, HSE, capital expenditure reduction, and operating cash flow in our drilling business

• Held target bonus percentages flat

• Capped bonus plan maximum at 125% of target for the CEO and other NEOs

• Aligned incentive plan metrics around key business objectives tied to operating cash flow, HSE, and pressure pumping improvement

Long-Term Incentives	• Determined the number of shares to grant using an $8 notional stock price, which effectively reduced the LTI grant value by 75% when compared to 2019 target LTI	• Continued to determine the number of shares to grant using an $8 notional stock price, which resulted in an average 15% reduction in LTI grant value when compared to 2019 target LTI

The changes to our bonus program and LTI program created strong alignment between the change in our reported pay levels (as disclosed in the Summary Compensation Table for the year) and stock price (at the time of the LTI grant in each respective fiscal year).

Top Tier Total Stockholder Return During 2021

Our continued focus on generating operating cash flow and improving our pressure pumping business during 2021 contributed to strengthening our Company during a very challenging year for the oil and gas industry. Our stockholders benefitted from our actions, as our total stockholder return (“TSR”) performance during 2021 was 62%. Also, on a relative basis, for the one year period ended December 31, 2021, our TSR performance relative to our 2021 peer group was in the 80th percentile.

Good Governance and Compensation Practices Aligned with Stockholders

We are mindful of the positive impact that strong corporate governance can have on maintaining an executive compensation program that is aligned with the interests of our stockholders. In designing the current executive compensation program, we sought to incorporate best practices for compensation governance, including those summarized below.

What We Do	What We Don’t Do

☑ Disclose specific metrics that make up our cash bonus program

☑ 50% or more of total target compensation in the form of long-term incentives

☑ More than 50% of long-term incentives (by target value) are performance-based

☑ Variable compensation based upon absolute performance and performance versus peers and broader market index

☑ Claw-back provisions that apply to our all of our executive officers

☑ Share ownership requirements for our executive officers and directors

☑ Anti-pledging policy for our executive officers and directors

☑ Anti-hedging policy for our executive officers and directors

☑ Engage independent compensation consultant and solicit feedback from stockholders

☑ Hold an annual Say-on-Pay vote

☒ No re-pricing of options

☒ No single trigger change-of-control severance arrangements

☒ No dividends or dividend equivalents on unearned performance units

☒ No new agreements with tax gross-ups and none entered into in more than ten years

☒ No material perquisites to NEOs that are not widely available to our other employees

☒ No new single trigger change-of-control equity-based grants for our executive officers

What Guides Our Program

Our overriding philosophy for the compensation of our key executives is to link their compensation with Patterson-UTI’s operational and market performance and to establish incentives that reward them for their achievement of both short-term tactical and long-term strategic objectives. In doing so, we seek to offer competitive compensation designed to attract and retain highly qualified individuals and to motivate and reward our executives in achieving Patterson-UTI’s goals. Specifically, the 2021 program was designed to reinforce the following goals:

Patterson-UTI Goals	How Goal Was Reinforced in Our 2021 Compensation Program
Provide quality services for our customers in a safe and efficient manner

• Our 2021 annual cash bonus incentive plan included “Health, Safety and Environmental” performance as a distinct metric, and the proportion of the annual cash bonus incentive plan attributable to this metric was 20%

• Our financial performance metrics required quality operational performance

Generate strong financial performance and returns for our stockholders

• The majority of executive compensation was delivered in the form of variable, at-risk compensation (as referenced in the charts below)

• The majority of the payout under our 2021 annual cash bonus incentive plan was based on financial performance metrics (60%)

• Our 2021 annual cash bonus incentive plan rewarded executives for cash flow generation through the use of Operating Cash Flow as the primary performance metric

• Our long-term incentive plan incentivizes the creation of stockholder value on both an absolute and relative basis through the grant of equity compensation and the use of absolute and relative TSR performance goals under our performance units

Attract and retain highly qualified individuals, with a strong emphasis on teams working together to capitalize on opportunities and solve problems

• We benchmarked our executive pay programs against broader oilfield services companies and comparably sized oil and gas exploration and production companies

• We did not target a specific market percentile for executive compensation. Instead, executive compensation was set based on a holistic review of several factors, including market pay levels, individual performance and qualifications, and executive tenure

• Our annual and long-term incentive programs generally reward company-wide results rather than performance against individual objectives

• The majority of our executives’ compensation was delivered in the form of long-term incentives that vest over a multi-year period to aid in retention of executives

Continue reduced executive compensation to align with stockholders in light of industry conditions

•   We capped the 2021 annual cash bonus plan payout by limiting the maximum payout to 125% of the target bonus amount for the NEOs (reduced from a 200% maximum payout in 2019 and previous years)

•   Provided that no payout would be made above 100% unless performance reached or exceeded 125% of the target, in which case the maximum payout would be at 125% of the target

•   We maintained the aggregate value of LTI awards granted in 2021 at a reduced level compared to the 2019 LTI value

For 2021, target total direct compensation for our NEOs was most heavily weighted toward long-term incentives, with greater than 50% of such long-term incentive compensation including performance-based vesting criteria, as shown below.

2021 TARGET TOTAL DIRECT COMPENSATION

Process for Determination of Executive Compensation

Role of the Compensation Committee and Management

The Board of Directors has delegated the management of Patterson-UTI’s executive compensation program to the Compensation Committee. The Compensation Committee meets on a regular basis to consider compensation matters and to review how Patterson-UTI’s plans and policies work in practice. Each of the Compensation Committee’s current members is an independent director as defined by the Nasdaq listing standards.

Compensation determinations, including equity award grants, have been approved through a process that solicits input from management through our CEO, as well as from outside compensation consultants retained by the Compensation Committee. In addition to the recommendations of management and consultants, the Compensation Committee considers feedback from Patterson-UTI’s stockholders, guidelines of proxy advisory firms, reported trends in compensation, internal budgets, historical data for the Company and its peers, strategic planning updates and other information that it considers relevant.

Our CEO provides the Compensation Committee with reviews of the performance of other executive officers and senior managers, including the other NEOs. The Compensation Committee also engages our CEO in an annual dialogue with our Committee Chairman and the Chairman of the Board on our compensation program and seeks their input on and review of proposals for long-term incentive grants. This process results in a recommendation that is then considered by our Compensation Committee as a whole. The Compensation Committee meets in executive session without our CEO present, and our CEO is not involved in decisions relating to his compensation.

Independent, Outside Compensation Consultant

Our Compensation Committee regularly utilizes outside compensation consultants to help assess and design our executive compensation program. These consultants are paid on either a basic, fixed-fee structure plus expenses or an hourly rate structure plus expenses. These outside consultants provide data and advice on historical compensation and stockholder returns, market trends and peer compensation practices. The Compensation Committee has retained Frederick W. Cook & Co., Inc. (“FW Cook”) as its consultant and advisor for executive compensation matters since 2018.

Our Compensation Committee regularly reviews the services provided by its outside consultant and has determined that the engagement of FW Cook does not raise any conflicts of interest. The Compensation Committee receives a confirmation certification of independence from its consultant annually.

In 2021, FW Cook provided the Compensation Committee with information on the compensation practices of our peer group and other oilfield service companies and on the reasonableness of our program as compared to the compensation practices of our peer group. In so doing, FW Cook provided the Compensation Committee with information on each element of total direct compensation for our executive officers as well as a comparison of each such element of compensation against our peers and the broader oilfield services and oil and gas exploration and production markets. FW

Cook also provided the Compensation Committee with information on the cost and potential dilution to our stockholders of our equity-based incentives and compared our equity usage to that of our peer group.

Peer Group

The Company’s 2021 peer group consisted of the following 20 companies within the oilfield services and oil and gas exploration and production industries. When developing this peer group, the Compensation Committee considered the Company’s positioning versus peers on key metrics (Revenue, EBITDA, Total Assets, Market Capitalization, and Total Enterprise Value), the robustness of the peer group, and the business characteristics of each peer. Due to bankruptcies and consolidations, four of the 2020 peer group companies were removed and replaced with Bristow Group, Cactus, Franks International (now Expro Group Holdings) and Helix Energy Solutions. Also, due to industry consolidation, the Compensation Committee elected to retain four oil and gas exploration and production companies in the peer group to provide a more robust group for pay comparisons, while maintaining an emphasis on oilfield services companies.

The Compensation Committee also elected to add three market indices (the S&P 500, Russell 3000 and MSCI World Index) to the peer group, solely for purposes of the relative TSR performance measurement. These market indices were added to include indices outside our sector, given our industry's returns are compared with the returns of other industries and indices, and to provide a broader range of companies and performance results when considering the Company’s relative performance.

2021 Peer Group

Archrock, Inc.

Bristow Group Inc.

Cactus, Inc.

ChampionX Corporation

Cimarex Energy Co.*

EQT Corporation

Frank’s International N.V.*

Helix Energy Solutions Group, Inc.

Helmerich & Payne, Inc.

Liberty Oilfield Services Inc.

Nabors Industries Ltd.

NexTier Oilfield Solutions

NOV Inc.

Oceaneering International, Inc.

Oil States International, Inc.

PDC Energy, Inc.

Precision Drilling Corporation

Range Resources Corporation

TechnipFMC plc

Transocean Ltd.

S&P 500 Index Russell 3000 Index MSCI World Index

* Cimarex and Frank’s International each merged with other companies after the 2021 peer group was established and are now Coterra Energy and Expro Group Holdings, respectively.

This peer group was used by the Company and the Compensation Committee to benchmark executive pay levels and will be used to measure relative TSR performance for purposes of determining achievement under the Company’s 2021 performance units.

Components of 2021 Compensation

Base Salary

The table below outlines the base salaries for our executives. In 2021, we held base salaries flat for the third consecutive year for all of our NEOs.

2021 ANNUAL SALARIES

William Andrew Hendricks, Jr.	$1,000,000
C. Andrew Smith	$450,000
Kenneth N. Berns	$450,000
Seth D. Wexler	$475,000
James M. Holcomb	$465,000

Annual Incentive Compensation

In 2021, the Compensation Committee adopted an annual cash bonus program that relied upon multiple, pre-established objectives for determining bonus compensation. The bonus plan set a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and other key performance indicators (KPIs). The Compensation Committee considered the average range of performance and payouts, and the Compensation Committee believed – based on advice from its compensation consultant – that:

•
Patterson-UTI’s performance range was consistent with typical, general industry practice; and

•
Patterson-UTI’s payout range was appropriate in light of market conditions and Company share price considerations when the payout range was set, even though the maximum payout was significantly less than typical, general industry practice on a historic basis.

The 2021 bonus metrics, along with the definition of each metric and the corresponding rationale for including the metric, are provided in the table below.

2021 ANNUAL CASH INCENTIVE METRICS
Metric (Weighting)	Description	Rationale
Operating Cash Flow (60%)

Operating cash flow is defined as Adjusted EBITDA less cash capital expenditures (as adjusted for any Board-approved increase in capital expenditures). Adjusted EBITDA is defined as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense (including impairment of goodwill), excluding, for the purposes of the annual cash bonus program, any M&A related or restructuring charges.

Targeted operating cash flow for 2021 was set at $12.7 million, which was lower than actual operating cash flow for 2020. We believe that the 2021 goal was rigorous despite being set below our 2020 actual results because:

•  operating cash flow for 2021 was expected to be negatively impacted by a full-year impact of COVID-19 pandemic-related market challenges compared to a partial-year in 2020,

•  operating cash flow for 2021 was expected to be negatively impacted by the expiration of drilling term contracts that were entered into prior to the COVID-19 pandemic, and

•  higher anticipated capital expenditures in 2021 compared to 2020.

Our focus on cash flow generation during 2021 furthered our goal of having a business model that is self-sustaining, can weather the ebbs and flows of the commodity and business cycle, can endure extreme events, such as the COVID-19 pandemic, and allows for return of capital to stockholders.

Health, Safety and Environmental (20%)	Evaluation of HSE factors, including without limitation, improvement in safety incident rates, environmental incidents, operational audits and training.

The Compensation Committee views health, safety, and environmental factors as a component of the Company’s risk management and critical to the well-being of the Company’s employees, other personnel and the communities in which we work.

Pressure Pumping Improvement (20%)	Taking actions to improve the Company’s pressure pumping business and position that business in a manner to maximize its value to the Company and its stockholders.

In 2020, the Company's pressure pumping business had negative Adjusted EBITDA and operating cash flow. Accordingly, the Compensation Committee set a strategic goal of pressure pumping business improvement as it believed achievement of this goal would improve our competitive position, financial results and stockholder returns. This KPI represented a mix of financial goals (improvement in Adjusted EBITDA and cash flow) and strategic improvements (overall operating improvements) for this portion of our business.

For Mr. Holcomb’s annual cash bonus opportunity, the metrics and allocations were Contract Drilling Operating Cash Flow (60%), Health, Safety and Environmental for the contract drilling business (20%) and Technology Development for the contract drilling business (20%). Mr. Holcomb’s metrics were specifically tailored to the contract drilling business in order to focus on the portion of our business on which he has the most impact.

The overall annual cash bonus plan for 2021 required a minimum threshold level of 75% of target performance on the operating cash flow metric to be achieved for the year before any payouts with respect to such metric could be earned. Once the relevant threshold was met, the annual cash bonus opportunity attributable to the operating cash flow metric was calculated based on actual performance, with a 50% payout for threshold achievement, 100% payout for achievement between target and 125% of target, 125% payout for achievement of 125% of target and 200% maximum payout for maximum achievement, with linear interpolation being used to calculate payout for performance between threshold and target, and between 125% and maximum achievement levels. In light of industry conditions, the maximum payout opportunity under the bonus program was reduced to 125% of target for the NEOs and the Compensation Committee retained discretion to pay any bonus amount earned above target, if applicable, in RSUs.

For the Health, Safety and Environmental KPI, the target annual cash bonus opportunity would be achieved if each of the factors was met and any payout above target would be dependent on material outperformance. For the Pressure Pumping Improvement KPI, the target annual cash bonus opportunity would be achieved based on actions taken and results achieved. The achievement levels and actual performance of the Health, Safety and Environmental KPI and the Pressure Pumping Improvement KPI were determined based on an evaluation of multiple factors described in footnotes 2 and 3 of the “2021 Annual Incentive Metrics and Percentage Payout Calculations” table below, with the final determination of actual achievement of these KPIs subject to the discretion of the Compensation Committee.

The achievement levels under the annual cash bonus plan for our NEOs were calculated as follows:

2021 ANNUAL INCENTIVE METRICS AND PERCENTAGE PAYOUT CALCULATIONS
Metrics	Threshold	Target	Maximum	Actual	Metric Achievement Percentage	Metric Weighting	Weighted Achievement Percentage
Operating Cash Flow (1)	$9.5million	$12.7million	$25.4million	$49.0million	200%	60%	120%
Health, Safety and Environmental	(2)				100%	20%	20%
Pressure Pumping Improvement	(3)				150%	20%	30%
Total						100%	170%

(1)
As discussed in “2021 Annual Cash Incentive Metrics,” the calculation of actual performance on the financial metrics excluded the impact of M&A related and restructuring charges and was adjusted for any Board-approved increase in capital expenditures.
(2)
The Committee determined that the NEOs met 100% achievement for this metric based on:
•
the overall total recordable incident rate being at an acceptable level relative to peers;
•
the 2021 drilling operations continuing to have a total recordable incident rate below the land drilling industry average;
•
the reduction in the motor vehicle incident rate; the reduction in the number of high potential incidents and near misses, and improvements in reporting;
•
the reduction in the number of incidents with an environmental impact;
•
the improved operational audit and follow-up process; and
•
the improvement in training, including the development of new training programs and training of additional people.
(3)
The Committee determined that the NEOs met 150% achievement for this metric based on a significant improvement in Adjusted EBITDA and the operating and cash flow results, improved service quality, and technology development, including the development of emission-reducing equipment at the Company's pressure pumping business.

As discussed above, for Mr. Holcomb’s bonus opportunity, the metrics and allocations were Contract Drilling Operating Cash Flow (60%), Health, Safety and Environmental for the contract drilling business (20%) and Technology Development for the contract drilling business (20%). The calculated payouts for Mr. Holcomb for these metrics unique to him were determined based on the achievement in 2021 of: (i) drilling segment operating cash flow (excluding the impact of M&A related and restructuring charges and adjusted for any Board-approved increase in capital expenditures) of $104.5 million, compared to a targeted operating cash flow of $77.3 million for this segment, resulting in 136% achievement, (ii) the Committee’s assessment of 100% achievement for the drilling segment on the Health, Safety and Environmental KPI as a result of the items listed in footnote 2 above with respect to the drilling segment; and (iii) the Committee’s assessment of 175% achievement for the drilling segment on the Technology Development KPI based on the increased installation of controls and automation systems and applications on drilling rigs, as well as the improvement of rig performance and customer relationships due to the enhanced data analytics performance center for the drilling segment. As a result, Mr. Holcomb’s payout under his bonus program was based on the achievement in 2021 of 136% of target.

As referenced above, the formulaic bonus calculation would have resulted in a 170% payout for the NEOs other than Mr. Holcomb and a 136% payout for Mr. Holcomb; however, due to the pre-established bonus cap, the plan paid at only 125% of target, as shown in the following table. In light of the Company’s strong performance against its pre-established goals and the recovery in the Company’s stock price, the Compensation Committee elected to pay all of the earned bonus in cash.

2021 ANNUAL INCENTIVE CASH BONUS
NEO	Bonus Target	Pre-Cap Bonus Multiplier (as a % of Target)	Pre-Cap Bonus Calculation	Post-Cap Actual Bonus Amount	Percentage Reduction Due To Cap
William Andrew Hendricks, Jr.	$1,250,000	170%	$2,125,000	$1,562,500	26%
C. Andrew Smith	$562,500	170%	$956,250	$703,125	26%
Kenneth N. Berns	$562,500	170%	$956,250	$703,125	26%
Seth D. Wexler	$380,000	170%	$646,000	$475,000	26%
James M. Holcomb	$372,000	136%	$507,514	$465,000	8%

Long-Term Incentive Compensation

We have historically delivered the majority of total NEO compensation in the form of equity-based awards. This emphasis on equity-based compensation was intended to enhance alignment between our executives and our stockholders. We plan to retain this emphasis going forward, and we believe that by tying a large portion of compensation to equity we ensure that our NEOs can only fully realize the potential value of their compensation if our stockholders also benefit. As described below, all of the long-term incentive awards granted in 2021 vest over a three-year period.

2021 Long- Term Incentive Award Type	2021 Award Design	Alignment with Philosophy
Restricted Stock Units (49% of LTI Mix)	• Time-vested units that are settled in shares of stock • 1/3 of each award vests annually over a three-year period	• Value dependent upon stock price performance • Enhances retention of executive talent • Encourages long-term share ownership
Performance Units (51% of LTI Mix)

•   Performance-vested units that are settled in shares of stock

•   Number of units earned depends upon stock price performance relative to our peers over a full three-year period from April 1, 2021 through March 31, 2024

•   No shares are earned for performance below the 25th percentile

•   Relative TSR calculation for 2021 units includes the 20 peer companies listed above and three market indices

•   Target shares are not earned unless performance is at the 55th percentile

•   Maximum shares are not earned unless performance is at the 75th percentile or above

•   Capped payout at “target” amount if absolute TSR during the performance period is not positive

•   Performance-contingent

•   Number of shares dependent upon performance relative to peers, relative to broader market indices and absolute performance

•   Value of shares dependent upon stock price

•   Three-year performance period provides for a retention incentive

2021 Long-Term Incentive Grants

Due to a continuation of challenging industry conditions, the Compensation Committee elected to use a $8 notional stock price to determine the LTI grants for the executives in 2021, as they did in 2020, which was higher than the grant date stock price of $6.37. The $8 stock price was chosen as it approximated our average stock price prior to the COVID-related decline in stock prices in early 2020. The use of an $8 notional stock price resulted in 2021 award levels that were approximately 15% lower, on average, than 2019 targets for the executives.

Long-Term Incentive Grants
NEO	2019 Target	2021 Award (1)	% Change
William Andrew Hendricks, Jr.	$5,750,000	$4,630,000	-19.5%
C. Andrew Smith (2)	$1,700,000	$1,740,000	2.4%
Kenneth N. Berns	$2,150,000	$1,730,000	-19.5%
Seth D. Wexler	$1,200,000	$1,145,000	-4.6%
James M. Holcomb	$1,200,000	$965,000	-19.5%
(1)
Based on our stock price on April 27, 2021, when the Compensation Committee granted the 2021 awards.
(2)
The design value for Mr. Smith’s LTI award was increased in 2021 in recognition of his performance, leadership and tenure.

Payout in 2021 of 2018 Performance Unit Awards

For the three-year performance period that ended on March 31, 2021, Patterson-UTI’s total stockholder return, or TSR, was -23.0%. This performance was at the 79th percentile relative to our peers. Based on this performance, the 2018 performance units paid out at 200% of the target level. Despite this payout level, the actual value of shares issued on settlement of the performance units was less than 50% of the grant date fair value as a result of our stock price performance.

All performance unit awards granted after 2018 provide for a capped payout at the “target” amount if absolute TSR during the performance period is negative.

2018 Performance Unit Awards
(Performance Period Ended in 2021)
	Units Granted			Units Earned
	#	Grant Date Fair Value / Share	Grant Value	#	Share Price at Vesting	Value at Vesting
William Andrew Hendricks, Jr.	106,900	$25.76	$2,753,744	213,800	$6.37	$1,361,906
C. Andrew Smith	22,900	$25.76	$589,904	45,800	$6.37	$291,746
Kenneth N. Berns	39,700	$25.76	$1,022,672	79,400	$6.37	$505,778
Seth D. Wexler	20,600	$25.76	$530,656	41,200	$6.37	$262,444
James M. Holcomb	20,600	$25.76	$530,656	41,200	$6.37	$262,444

TSR calculations for Patterson-UTI and our peers were measured based on the change in the value of the relevant stock from the first trading day of the performance period to the last trading day of the performance period, in each case measured using the average closing price of the relevant stock for the 20 trading day period ending on such trading day, with dividends deemed reinvested.

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its NEOs. Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to four percent of each participant’s eligible base salary. Our NEOs are eligible to participate in the 401(k) plan on the same basis as other employees. Patterson-UTI does not have any other retirement plan. The Committee believes that benefits to executives should generally be aligned with those provided for other employees, and thus we generally do not provide retirement plans beyond a 401(k) plan for our executives.

Other Executive Compensation Matters

Share Ownership Guidelines and Stock Holding Requirements

We have had significant share ownership requirements in place for more than 15 years. Our share ownership guidelines are applicable to all Section 16 officers and directors of Patterson-UTI. We believe share ownership requirements are an important tool to ensure that officers and directors stay invested in Patterson-UTI and aligned with the interests of our stockholders.

Each Section 16 officer or non-executive Director has five years from the date of appointment or election to their position to satisfy the ownership guidelines.

Share Ownership Guidelines
President and Chief Executive Officer	Number of shares equal to 5 times base salary
Other Section 16 Officers	Number of shares equal to 2 times base salary
Outside Directors	Number of shares equal to 5 times annual base cash retainer

Each Section 16 officer and director is required to maintain ownership of the net after-tax shares of Common Stock acquired pursuant to any equity-based awards received from Patterson-UTI, unless such person has met his or her individual ownership requirement.

Each person subject to this policy was in compliance with these guidelines as of the date of this proxy statement.

Clawback Policy

As provided for in Patterson-UTI’s Corporate Governance Guidelines and set forth in written agreements with its executive officers, Patterson-UTI has implemented a clawback policy that allows for the recovery of bonus, severance or incentive based compensation from an executive officer in the event the Board of Directors learns that any misconduct by such executive officer contributed to Patterson-UTI having to restate all or a portion of its financial statements. The Board will take such action as it deems necessary to remedy the misconduct, prevent its recurrence, and if it deems appropriate based on the relevant facts and circumstances, take remedial action against such executive officer, which may include requiring the reimbursement of any bonus or incentive compensation awarded to such executive officer or effecting the cancellation of stock awards previously granted to such executive officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) such executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to such executive officer had the financial results been properly reported would have been lower than the amount actually awarded.

In addition to this stand-alone policy, Patterson-UTI’s long-term incentive plans provide that if Patterson-UTI is required to prepare an accounting restatement due to the material noncompliance of Patterson-UTI, as a result of misconduct, with any financial reporting requirement under the securities laws, or if the participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant shall reimburse Patterson-UTI the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial statement requirement.

Anti-Hedging Policy

Patterson-UTI has an anti-hedging policy for directors and executive officers. Our directors and executive officers and their respective spouses and minor children are prohibited from engaging in hedging or monetization transactions, including but not limited to prepaid variable forward contracts, equity swaps, collars, exchange funds, purchasing, selling or writing options or transacting in other third-party derivative securities that primarily involve or reference Patterson-UTI equity securities. This policy does not apply broadly to other employees.

Anti-Pledging Policy

Patterson-UTI has an anti-pledging policy. Our directors and executive officers may not engage in transactions in which Patterson-UTI securities are used as collateral for any loan, including, but not limited to, “margin loans” in a brokerage account.

Perquisites and Personal Benefits

The Compensation Committee believes that benefits to executives should generally be aligned with those provided for other employees. No Named Executive Officer received perquisites during 2021 totaling more than $10,000.

Evaluation of Compensation Risk

We have considered the potential risks associated with the design of our compensation programs for employees. With regard to our executive compensation program in particular, we do not believe that our program creates unreasonable risks for the following reasons:

•
The emphasis on long-term equity based awards and the required vesting periods help minimize the potential for excessive risk taking and actions aimed at short-term stock gains;

•
Our use of different types of equity grants helps offset these risks;
•
We have meaningful share ownership guidelines;
•
We maintain an anti-hedging policy;
•
We maintain a clawback policy that applies to all of our executive officers for both cash and equity incentives; and
•
Four of the NEOs have been with Patterson-UTI for more than ten years and have an established track record of focus on managing Patterson-UTI for long-term success.

Our Board has also considered in its risk assessment of our compensation program its view that our management is highly ethical and focused on creating true long-term value for stockholders and not focused on just short-term gains. The Board, primarily through its Compensation Committee and Audit Committee, monitors and considers risks associated with Patterson-UTI’s compensation plans on a regular basis.

Employment-Related Agreements and Other Matters

Employment, Change in Control and Severance Agreements

Employment Agreements. Patterson-UTI entered into an employment agreement with Mr. Hendricks in August 2016, with Messrs. Wexler and Holcomb in January 2017 and with Mr. Smith in September 2017. Each employment agreement generally has an initial three-year term, subject to automatic annual renewal thereafter. Each employment agreement provides for a specified base salary, subject to any increases that may be granted in the future. The employment agreement also provides for, among other things, severance payments following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in the employment agreement). As discussed in more detail below, the employment agreements contain change in control provisions.

Change in Control Agreements and Tax Gross-Up Payments. Patterson-UTI entered into a change-in-control agreement with Mr. Berns in 2004 and employment agreements with Messrs. Wexler, Hendricks, Smith and Holcomb in 2016 and 2017 that contain change-in-control provisions, as further described in “Employment-Related Agreements” below. Patterson-UTI believes that such agreements may under certain circumstances protect Patterson-UTI’s interest by discouraging the NEOs from leaving employment out of concern for the security of their jobs or from otherwise being unable to concentrate on their work. We believe that the change in control agreements may also help Patterson-UTI attract and retain new key employees by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. Any future change in control or severance agreements will be approved subject to the circumstances existing at the time.

As was customary when the change in control agreement with Mr. Berns was entered into more than fifteen years ago, the change-in-control agreement provides Mr. Berns with a full gross-up payment for any excise taxes imposed on payments and benefits received under the change-in-control agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than five years ago, to no longer approve tax gross-ups in connection with compensation arrangements, and the employment agreements entered into with Mr. Hendricks in 2016 and Messrs. Wexler, Holcomb and Smith in 2017, which are described below, do not include a tax gross-up provision.

Severance Agreement. In order to address prior severance agreements between UTI Energy Corp. and Mr. Berns, Patterson-UTI has entered into a written letter agreement with Mr. Berns pursuant to which Patterson-UTI has agreed to pay Mr. Berns within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to this letter agreement will reduce dollar for dollar any payment owed to Mr. Berns, if any, pursuant to the change-in-control agreement referenced above.

We believe the employment agreements, the change-in-control agreement and the severance agreement are important components of our overall executive compensation program. The employment agreements currently in effect set forth the manner by which the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the executive officer’s employment. We believe that severance protections, particularly in the context of a change-in-control transaction, play a critical role in attracting and retaining key executive officers. Providing this type of protection is common in the oilfield services industry. In addition, these benefits serve our interests by promoting a continuity of management and aligning management’s interests with those of our stockholders in the context of an actual or threatened change in control transaction.

Please see “Employment-Related Agreements” elsewhere in the proxy statement for further description of the employment agreements, change-in-control agreement and severance agreement.

Section 162(m) Considerations

We consider the impact of accounting and tax treatment when designing all aspects of compensation, but the primary driver of program design is the support of business objectives. In that regard, we review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the tax deductibility by a corporation of compensation in excess of $1 million paid to each covered employee. Covered employees for this purpose generally include any individual who serves as chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for that year, as well as any individual who was a covered employee for 2017 or any later calendar year. In addition, there is no longer any performance-based compensation exception to this limitation as was the case under prior law. However, some outstanding awards may be eligible for transition rules in effect for binding contracts in effect on November 2, 2017, which should continue to allow these awards to maintain their exemption from the $1 million annual deduction limitation for so long as such grants are not materially modified. The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy, but it retains discretion to pay compensation that is subject to the $1 million deductibility limit.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Terry H. Hunt, Chair

Tiffany (TJ) Thom Cepak

Michael W. Conlon

Curtis W. Huff

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019 with respect to the principal executive officer, the principal financial officer and the other Named Executive Officers of Patterson-UTI:

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Non-equity Incentive plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
William Andrew Hendricks, Jr.	2021	1,000,000	—	5,442,905	(5)	1,562,500	11,600		8,017,005
President & Chief	2020	1,000,000	—	2,086,115		625,000	11,400		3,722,515
Executive Officer	2019	1,000,000	—	6,582,856		1,251,300	11,200		8,845,356

C. Andrew Smith	2021	450,000	—	2,044,810	(6)	703,125	11,600		3,209,535
Executive Vice President &	2020	450,000	—	399,656		281,250	11,400		1,142,306
Chief Financial Officer	2019	450,000	200,000	1,946,742		563,100	11,200		3,171,042

Kenneth N. Berns	2021	450,000	—	2,036,286	(7)	703,125	—		3,189,411
Executive Vice President &	2020	450,000	—	505,746		281,250	—		1,236,996
Chief Commercial Officer	2019	450,000	—	2,463,147		563,100	—		3,476,247

Seth D. Wexler	2021	475,000	—	1,349,000	(8)	475,000	11,600		2,310,600
Senior Vice President, General	2020	475,000	—	282,046		228,000	11,400		996,446
Counsel & Secretary	2019	475,000	—	1,374,064		380,400	11,200		2,240,664

James M. Holcomb	2021	465,000	—	1,135,972	(9)	465,000	11,600		2,077,572
President--Patterson-UTI	2020	465,000	—	282,046		223,200	11,400		981,646
Drilling Company LLC	2019	465,000	—	1,374,064		358,200	23,200	(10)	2,220,464

(1)
The 2019 Bonus for Mr. Smith was a fixed amount awarded pursuant to his employment agreement as a condition to his commencement of employment with the Company.
(2)
Amounts include the fair value of awards at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock units and performance units awarded to the Named Executive Officer in the fiscal years ended December 31, 2021, 2020 and 2019, and with respect to phantom units awarded to Mr. Hendricks in 2020. For additional information related to the assumptions used and valuation of restricted stock units, performance units and phantom units, see Note 12 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. As described in the Form 10-K, the fair value of performance unit and phantom unit awards was determined based on a Monte-Carlo simulation model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The Monte-Carlo simulation model takes into account expected price movement of Patterson-UTI stock as compared to the peer group and, for the 2020 performance unit and phantom unit awards, the S&P 500 Index. For the 2021 performance unit awards the Monte-Carlo simulation model also takes into account expected price movement of Patterson-UTI stock as compared to the peer group, the S&P 500 Index, the Russell 3000 Index and the MSCI World Index. The Monte-Carlo simulation model assigned a higher value to each 2021 performance unit award than the closing price of Patterson-UTI’s stock on the grant date. Therefore, the value reflected in the 2021 Summary Compensation Table does not reflect the target award values shown in the 2021 Long-Term Incentive Grants section of the Compensation Discussion and Analysis in this proxy statement.
(3)
Amounts represent annual cash bonuses earned for the fiscal years ended December 31, 2021, 2020 and 2019.
(4)
Amounts reflect contributions to the Company's 401(k) plan by Patterson-UTI.
(5)
The 2021 amount includes $2,267,720 related to an annual award of restricted stock units and $3,175,185 related to an award of performance units during 2021. Assuming maximum performance, the value of the performance unit award would be $4,720,170 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).
(6)
The 2021 amount includes $853,580 related to an annual award of restricted stock units and $1,191,230 related to an award of performance units during 2021. Assuming maximum performance, the value of the performance unit award would be $1,770,860 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).
(7)
The 2021 amount includes $848,484 related to an annual award of restricted stock units and $1,187,802 related to an award of performance units during 2021. Assuming maximum performance, the value of the performance unit award would be $1,765,764 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).
(8)
The 2021 amount includes $560,560 related to an annual award of restricted stock units and $788,440 related to an award of performance units during 2021. Assuming maximum performance, the value of the performance unit award would be $1,172,080 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).

(9)
The 2021 amount includes $472,654 related to an annual award of restricted stock units and $663,318 related to an award of performance units during 2021. Assuming maximum performance, the value of the performance unit award would be $986,076 (calculated using the closing price of Patterson-UTI’s stock on the grant date and assuming maximum payout of two times the target number of shares).
(10)
Amounts include contributions to a 401(k) plan by Patterson-UTI and an automobile allowance of $12,000.

The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2021 to the Named Executive Officers:

Grants of Plan-Based Awards

			Estimated Future Payouts under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Option Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)(4)
William Andrew Hendricks, Jr			$625,000	$1,250,000	$1,562,500	—	—	—	—	$—
	4/27/21	(2)	—	—	—	185,250	370,500	741,000	—	$3,175,185
	4/27/21	(3)	—	—	—	—	—	—	356,000	$2,267,720
C. Andrew Smith			$281,250	$562,500	$703,125	—	—	—	—	$—
	4/27/21	(2)	—	—		69,500	139,000	278,000		$1,191,230
	4/27/21	(3)	—	—	—	—	—	—	134,000	$853,580
Kenneth N. Berns			$281,250	$562,500	$703,125	—	—	—	—	$—
	4/27/21	(2)	—	—	—	69,300	138,600	277,200	—	$1,187,802
	4/27/21	(3)	—	—	—	—	—	—	133,200	$848,484
Seth D. Wexler			$190,000	$380,000	$475,000	—	—	—	—	$—
	4/27/21	(2)	—	—	—	46,000	92,000	184,000	—	$788,440
	4/27/21	(3)	—	—	—	—	—	—	88,000	$560,560
James M. Holcomb			$186,000	$372,000	465,000	—	—	—	—	$—
	4/27/21	(2)	—	—	—	38,700	77,400	154,800	—	$663,318
	4/27/21	(3)	—	—	—	—	—	—	74,200	$472,654

(1) The 2021 non-equity incentive cash bonus plan for the fiscal year ended December 31, 2021 was approved on April 27, 2021 for our Named Executive Officers. The bonus plan set a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and other KPIs as described above in “Compensation Discussion and Analysis”. The annual cash bonus opportunity attributable to each metric was determined based on a measurement of actual performance relative to target performance, with a cap applied to the calculated payouts as described above in “Annual Incentive Compensation". The target and maximum amounts shown above take into consideration the application of this cap. Please see the “Annual Incentive Compensation” section for a discussion of actual payments made in respect of the 2021 cash bonus plan.

(2) On April 27, 2021, Patterson-UTI granted performance unit awards to the Named Executive Officers. These awards provide for the recipients to receive shares of Common Stock upon the achievement of certain performance goals established by Patterson-UTI during a specified period. The performance period is the period from April 1, 2021 through March 31, 2024. The performance goals are tied to Patterson-UTI’s total stockholder return for the performance period as compared to total stockholder return for our peer group determined by the Compensation Committee. The recipients will receive a target number of shares if Patterson-UTI’s total stockholder return when compared to the peer group, is at the 55th percentile and two times the target if at the 75th percentile or higher. If Patterson-UTI’s total stockholder return, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 55th percentile, or between the 55th and 75th percentile, will be determined using linear interpolation for levels of achievement between these points. If Patterson-UTI’s total stockholder return is negative or zero, the payout shall not exceed the target number of shares.

(3) Restricted stock units were awarded to the Named Executive Officers pursuant to the 2021 Long-Term Incentive Plan. Ordinary dividends are accrued on unvested restricted stock units and paid upon vesting. The rate at which these dividends are paid or accrued is the same rate at which ordinary dividends are paid on all other shares of Common Stock. The restricted stock units vest over a three-year period as follows: one-third on April 27, 2022, one-third on April 27, 2023 and one-third on April 27, 2024.

(4) The grant date fair value of restricted stock units was based on the closing price of Patterson-UTI Common Stock on the date of grant, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The grant date fair value of performance unit awards was determined based on a Monte-Carlo simulation model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718.

The following table sets forth information concerning outstanding equity awards at December 31, 2021 for the Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End

					Stock Awards
					Number			Equity Incentive		Equity Incentive
					of Shares			Plan Awards:		Plan Awards: Market
	Option Awards				or Units of		Market Value of	Number of		or Payout Value of
	Number of Securities		Option		Stock		Shares or Units	Unearned Shares,		Unearned Shares,
	Underlying Unexercised		Exercise	Option	That Have		of Stock	Units or Other		Units or Other
	Options (#)		Price	Expiration	Not		That Have	Rights that Have		Rights that Have
Name	Exercisable	Unexercisable	($)	Date	Vested (#)		Not Vested ($)(1)	Not Vested(2)		Not Vested ($)(1)
William Andrew Hendricks, Jr.	100,000	—	$17.27	4/1/2022	613,112	(3)	$5,180,796	1,667,200	(4)	$14,087,840
	25,000	—	$15.82	9/30/2022
	172,500	—	$22.88	4/21/2023
	117,750	—	$33.10	4/21/2024
	257,000	—	$20.33	4/20/2025
	315,400	—	$18.54	4/25/2026
C. Andrew Smith	—	—	—	—	209,979	(3)	$1,774,323	552,000	(4)	$4,664,400
Kenneth N. Berns	160,000	—	$16.20	4/23/2022	229,400	(3)	$1,938,430	623,700	(4)	$5,270,265
	115,000	—	$22.88	4/21/2023
	78,500	—	$33.10	4/21/2024
	154,200	—	$20.33	4/20/2025
	189,100	—	$18.54	4/25/2026
Seth D. Wexler	—	—	—	—	149,834	(3)	$1,266,097	377,500	(4)	$3,189,875
James M. Holcomb	—	—	—	—	136,034	(3)	$1,149,487	348,300	(4)	$2,943,135

(1) Based on the closing price of Patterson-UTI Common Stock on December 31, 2021 of $8.45 per share.

(2) As of December 31, 2021, performance unit awards had been granted to the Named Executive Officers. The 2019, 2020 and 2021 performance unit awards were granted on April 23, 2019, April 7, 2020 and April 27, 2021, respectively, and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total stockholder return compared to our peer group of companies at the time of grant for the performance period of April 1 of the grant year through March 31 of the third year following the grant. All performance unit awards provide for a target payout based on a target level of total stockholder return compared to the peer group. The amounts presented in this column represent the target payout under the 2019 performance unit awards, the maximum payout under the 2020 and 2021 performance unit awards and the maximum payout under the 2020 phantom unit award. The maximum payout amounts for certain awards are shown due to the relative TSR performance trending above our target threshold as of December 31, 2021. Based on Patterson-UTI’s total stockholder return during the performance period, the recipients could receive a number of shares ranging from no shares to two times the target number of shares. If Patterson-UTI’s total stockholder return is negative, then the number of shares received by the recipients will be capped at the target number of shares. For the performance units granted in 2020, there will be no payout unless Patterson-UTI’s total stockholder return is equal to or greater than the total stockholder return of the S&P 500 Index for the performance period.

(3)	These restricted stock units vest as follows:
		1/23/2022	2/23/2022	3/23/2022	4/7/2022	4/23/2022	4/27/2022	4/7/2023	4/27/2023	4/27/2024	Total
	William Andrew Hendricks, Jr.	4,944	4,945	4,944	118,667	4,945	118,666	118,667	118,667	118,667	613,112
	C. Andrew Smith	1,461	1,461	1,461	35,067	1,462	44,666	35,067	44,667	44,667	209,979
	Kenneth N. Berns	1,850	1,850	1,850	44,400	1,850	44,400	44,400	44,400	44,400	229,400
	Seth D. Wexler	—	—	—	24,733	12,367	29,333	24,734	29,333	29,334	149,834
	James M. Holcomb	—	—	—	24,733	12,367	24,733	24,734	24,733	24,734	136,034

(4)	Includes amounts related to performance unit and phantom unit awards as follows:
					2020 Phantom
		2019	2020	2021	Unit Awards	Total
	William Andrew Hendricks, Jr.	185,200	144,000	741,000	597,000	1,667,200
	C. Andrew Smith	54,800	219,200	278,000	—	552,000
	Kenneth N. Berns	69,300	277,200	277,200	—	623,700
	Seth D. Wexler	38,700	154,800	184,000	—	377,500
	James M. Holcomb	38,700	154,800	154,800	—	348,300

The following table sets forth information concerning stock awards vested during the fiscal year ended December 31, 2021 for the Named Executive Officers. None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2021.

Stock Vested

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
William Andrew Hendricks, Jr.	419,523	$2,861,068
C. Andrew Smith	104,344	$719,579
Kenneth N. Berns	156,300	$1,066,210
Seth D. Wexler	94,334	$617,895
James M. Holcomb	94,334	$617,895

(1) Value realized on vesting is based on the closing price of Patterson-UTI common stock on the day the respective shares vested; provided that if the stock market was closed on the day the respective shares vested, the value realized on vesting is based on the closing price of Patterson-UTI common stock on the last day the stock market was open immediately prior to the day the respective shares vested.

No Pension Benefits or Nonqualified Deferred Compensation

Patterson-UTI does not provide any pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2021. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

EMPLOYMENT-RELATED AGREEMENTS

Employment, Change in Control and Severance Agreements

Employment Agreements with Messrs. Hendricks, Smith, Wexler and Holcomb

Patterson-UTI has Employment Agreements with Messrs. Hendricks, Smith, Wexler and Holcomb. Each Employment Agreement generally has an initial three-year term, subject to automatic annual renewal thereafter. The executive may terminate his employment under his Employment Agreement by providing written notice of such termination at least 30 days before the effective date of such termination. Under specified circumstances, Patterson-UTI may terminate the executive’s employment under his Employment Agreement for cause (as defined in the Employment Agreement) by either (i) providing written notice 10 days before the effective date of such termination and by granting at least 10 days to cure the cause for such termination or (ii) by providing written notice of such termination at least 30 days before the effective date of such termination and by granting at least 20 days to cure the cause for such termination, provided that if the matter is reasonably determined by Patterson-UTI to not be capable of being cured, the executive may be terminated for cause on the date the written notice is delivered. Each Employment Agreement also provides for, among other things, severance payments following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in each Employment Agreement). Under these provisions, if the executive’s employment is terminated by Patterson-UTI without cause, or the executive terminates his employment for good reason:

•
the executive will have the right to receive a lump-sum payment consisting of 3 times (in the case of Mr. Hendricks) or 2.5 times (in the case of Messrs. Smith, Wexler and Holcomb) the sum of (i) his base salary and (ii) the average annual cash bonus received by him for the three years prior to the date of termination,
•
the executive will have the right to receive a pro-rated lump-sum payment equal to his annual cash bonus based on actual results for the year, payable at the same time as annual cash bonuses are paid to active employees,
•
Patterson-UTI will accelerate vesting of all time-based equity, phantom equity and long-term cash incentive awards on the 60th day following the executive’s termination,
•
Patterson-UTI will cause all performance-based equity, phantom equity and long-term cash incentive awards to continue in effect through the end of the applicable performance period and vest based on actual results as if the executive had remained employed through the end of the applicable performance period, and
•
Patterson-UTI will pay the executive certain accrued obligations and certain obligations pursuant to the terms of employee benefit plans.

However, if a termination by Patterson-UTI other than for cause or by the executive for good reason occurs following a change in control (which is defined in a substantially similar manner to the definition in Mr. Berns' CIC Agreement (as defined below)), the executive will generally be entitled to the same severance payments and benefits described above except that (i) the pro-rated lump-sum payment for annual cash bonuses will be based on the executive’s highest annual cash bonus for the last three years, (ii) the executive will be entitled to 36 months (in the case of Mr. Hendricks) or 30 months (in the case of Messrs. Smith, Wexler and Holcomb) of subsidized benefits continuation coverage, and (iii) the performance-based equity, phantom equity and long-term cash incentive awards will be accelerated based on the target level of performance on the 60th day following the executive’s termination.

Change in Control Agreement with Mr. Berns

Patterson-UTI has a Change in Control Agreement with Mr. Berns (the “CIC Agreement”). The CIC Agreement was entered into in 2004 to protect Mr. Berns should a change in control occur, thereby encouraging Mr. Berns to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

The CIC Agreement generally has an initial term with automatic 12-month renewals unless Patterson-UTI notifies Mr. Berns at least 90 days before the end of such renewal period that the term will not be extended. If a change in control of Patterson-UTI occurs during the term of the CIC Agreement and Mr. Berns’ employment is terminated (i) by Patterson-UTI other than for cause or other than automatically as a result of death, disability or retirement, or (ii) by Mr. Berns for good reason (as those terms are defined in the CIC Agreement), then Mr. Berns will generally be entitled to, among other things:

•
a bonus payment equal to the highest bonus paid after the CIC Agreement was entered into (such bonus payment prorated for the portion of the fiscal year preceding the termination date);
•
a payment equal to 2 times the sum of (i) the highest annual salary in effect for Mr. Berns and (ii) the average of the three annual bonuses earned by Mr. Berns for the three fiscal years preceding the termination date; and
•
continued coverage under Patterson-UTI’s welfare plans for up to two years.

As was customary when the CIC Agreement was entered into more than fifteen years ago, the CIC Agreement provides Mr. Berns with a full gross-up payment for any excise taxes imposed on payments and benefits received under the CIC Agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than five years ago, to no longer approve tax gross-ups in connection with compensation arrangements, and the employment agreements entered into with Mr. Hendricks in 2016 and Messrs. Smith, Wexler and Holcomb in 2017, which are described above, do not include a tax gross-up provision.

A “change in control” is principally defined by the CIC Agreement as:

•
an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding common stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,
•
a change occurs in which the members of the Board of Directors as of the date of the CIC Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or
•
a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding common stock of the newly combined or merged entity.

Severance Agreement with Mr. Berns

To address a prior severance agreement between UTI Energy Corp. and Mr. Berns, Patterson-UTI has entered into a written letter agreement with Mr. Berns pursuant to which Patterson-UTI has agreed to pay Mr. Berns within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to this letter agreement will reduce dollar for dollar any payment owed to Mr. Berns, if any, pursuant to the CIC Agreement.

Equity Award Agreements with Named Executive Officers

All unvested stock options, restricted stock, restricted stock unit and phantom unit awards granted prior to 2021 to the Named Executive Officers vest upon a change of control as defined by the underlying award agreements. Upon a change in control as defined in the underlying performance unit award grants, the Named Executive Officers would receive the target number of shares issuable thereunder. Upon a change in control as defined in the phantom unit award grant, Mr. Hendricks would receive an amount equal to the product of the average of the closing price of Patterson-UTI common stock for the twenty consecutive trading days preceding the change in control and the target number of phantom units set forth in the agreement.

Beginning in 2021, awards granted to the Named Executive Officers no longer provide for acceleration solely upon a change in control, and instead provide for acceleration only upon the executive’s termination of employment without cause or termination by the executive for good reason following a change in control.

All restricted stock, restricted stock unit, performance unit and phantom unit awards held by the Named Executive Officers provide that in the event of termination of employment due to death or disability, the holder would vest in a portion of the award. Such terminations at December 31, 2021 would have resulted in the issuance of the following shares pursuant to the accelerated vesting of restricted stock units (with the fair value based on the market price of Patterson-UTI common stock at December 31, 2021):

	Shares	Fair Value
William Andrew Hendricks, Jr.	169,110	$1,428,980
C. Andrew Smith	56,490	$477,341
Kenneth N. Berns	63,273	$534,657
Seth D. Wexler	46,613	$393,880
James M. Holcomb	43,490	$367,491

In the event of termination of employment due to death or disability, the holders of performance units and phantom units would vest in the portion of the award that was earned at the time of death or disability. This payment would be determined at the end of the performance period and would equal the amount that the holder would have received at that time, pro-rated for the amount of time from the date of grant through the date of death or disability.

Potential Payments Upon a Termination or Change in Control

Amounts that each of the Named Executive Officers would be entitled to under the employee’s CIC Agreement or Employment Agreement and other award agreements if a change in control had occurred as of December 31, 2021 and the employee’s employment was terminated by Patterson-UTI other than for cause or terminated by the employee for good reason (as defined in the CIC Agreement or the Employment Agreement and applicable award agreements) are reflected in the following table:

	Cash Payments		Other Benefits
Name	Bonus Payment ($)(1)	Salary and Bonus ($)(2)	Stock Awards ($)(3)	Performance Unit Awards ($)(4)	Phantom Unit Awards ($)(5)	Other Benefits ($)(6)	Total ($)
William Andrew Hendricks, Jr.	$1,251,300	$5,976,300	$5,180,796	$5,304,065	$2,502,475	$37,663	$20,252,599
C. Andrew Smith	$563,100	$2,241,125	$1,774,323	$2,563,730	$—	$30,230	$7,172,508
Kenneth N. Berns	$1,397,022	$1,792,900	$1,938,430	$2,927,925	$—	$—	$8,056,277
Seth D. Wexler	$380,400	$1,972,833	$1,266,097	$1,758,445	$—	$31,385	$5,409,160
James M. Holcomb	$619,380	$2,163,150	$1,149,487	$1,635,075	$—	$15,892	$5,582,984

(1) In the case of Messrs. Hendricks, Smith Wexler and Holcomb, the assumed bonus is equal to the highest annual bonus paid in the three years prior to 2021. In the case of Mr. Berns, the assumed bonus payment is equal to the highest annual bonus paid from the time the CIC Agreement was entered into through December 31, 2021.

(2) The assumed salary and bonus payment represents 3.0 times (in the case of Mr. Hendricks), 2.5 times (in the case of Messrs. Smith, Wexler and Holcomb) or 2.0 times (in the case of Mr. Berns) of the sum of the 2021 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2020, 2019 and 2018. Bonus amounts earned in 2021 were not considered in this calculation as they were not determined until after December 31, 2021.

(3) Each of the stock award agreements granted prior to 2021 for the Named Executive Officers provide that unvested awards will vest upon a change in control, and each of the stock award agreements granted beginning in 2021 provide that unvested awards will vest upon the executive’s termination of employment without cause or termination by the executive for good reason following a change in control. Amounts presented in the table represent the value of unvested stock awards using the market price of Patterson-UTI common stock at December 31, 2021.

(4) Share settled performance unit agreements granted prior to 2021 for the Named Executive Officers include a provision that upon a change in control as defined in the respective award agreements, the Named Executive Officer will receive an award of shares equal to the target amount set forth in each agreement. Share settled performance unit agreements granted beginning in 2021 include a provision that, upon the executive’s termination of employment without cause or termination by the executive for good reason following a change in control, the Named Executive Officer will receive an award of shares equal to the target amount set forth in each agreement. Amounts presented in the table represent the assumed award of the target number of shares if a change in control had occurred on December 31, 2021, valued at the December 31, 2021 closing price of Patterson-UTI common stock of $8.45 per share.

(5) The cash settled phantom unit agreement for Mr. Hendricks includes a provision that upon a change in control as defined in the award agreement, Mr. Hendricks will receive a payment equal to the product of the average of the closing price of Patterson-UTI common stock for the twenty consecutive trading days preceding the change in control and the target number of phantom units set forth in the agreement. The amount presented in the table represents the assumed payment if a change in control had occurred on December 31, 2021. The average of the closing price of Patterson-UTI common stock for the twenty consecutive trading days ending December 31, 2021 was $8.38 per share.

(6) Messrs. Hendricks, Smith, Wexler and Holcomb participated in Patterson-UTI’s health and welfare plans as of December 31, 2021. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Hendricks and 30 months in the case of Messrs. Smith, Wexler and Holcomb. No tax gross-up payment would have been payable to Mr. Berns under the terms of his CIC Agreement.

In the event of a termination of employment of Mr. Berns for any reason, including voluntary termination, Mr. Berns would be entitled to an amount in cash equal to his annual base salary at the time of such termination. Any such payment made by Patterson-UTI will reduce dollar for dollar any payment owed to Mr. Berns that is reflected in the table above. In the case of Messrs. Hendricks, Smith, Wexler or Holcomb, if the executive’s employment was terminated by Patterson-UTI other than for cause or terminated by the executive for good reason (as defined in the Employment Agreement) and not in connection with a change-in-control, then the executive would be entitled to the same potential payments and benefits as set forth in the table above, except that Mr. Hendricks’ cash payment would be higher by $311,200; Mr. Smith’s cash payment would be higher by $140,025; Mr. Wexler’s cash payment would be higher by $94,600 and Mr. Holcomb’s cash payment would be lower by $154,380 as a result of the calculation of the bonus payment for the year in which the termination occurred. Additionally, upon a termination by Patterson-UTI other than for cause or a termination by the executive for good reason and not in connection with a change-in-control, the potential payments and benefits set forth in the table above with respect to the performance units and phantom units would not be paid at the time of such termination, as such awards would instead remain outstanding through the end of the applicable performance period, subject to achievement of the applicable performance measures.

With respect to Messrs. Hendricks, Smith, Wexler or Holcomb, the foregoing severance benefits (other than the accrued obligations and benefit obligations) are conditioned on the executive’s execution of a release within 50 days of his termination that is not revoked during any applicable revocation period provided in such release. Their employment agreements also contain covenants and restrictions, including non-competition and non-solicitation provisions pursuant to which the executive will not be permitted to compete with Patterson-UTI in certain circumstances for a period of one year following termination of employment.

Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio for 2021.

We identified the median employee using our employee population on December 31, 2021. At December 31, 2021, we had approximately 5,300 employees located in the United States and Colombia. In identifying the median employee, we excluded approximately 800 employees that became our employees as a result of our acquisition of Pioneer Energy Services Corp. in October 2021.

The compensation measure we used to identify the median employee was Box 1 of the Form W-2 issued by the IRS for federal tax purposes. We chose Form W-2 because our employee population (excluding the former Pioneer employees) consisted solely of U.S. employees, and this compensation measure applied to all U.S. employees, allowing for accessibility and broad comparability.

The total annual compensation for the year ended December 31, 2021 was calculated as $83,363 for our median employee and $8,017,005 for our CEO as reflected in the “Total” column of the Summary Compensation Table. The ratio of our CEO’s pay to that of our median employee for 2021 was approximately 96 times. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters and offices in different states and countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Indemnification Agreements

Patterson-UTI has entered into an indemnification agreement with each of the Named Executive Officers and each of its directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2021 with respect to the directors of Patterson-UTI who are not executive officers:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)	Total ($)
Tiffany (TJ) Thom Cepak	$100,000	$115,063	$—	$—	$215,063
Michael W. Conlon	$95,000	$115,063	$—	$—	$210,063
Curtis W. Huff	$145,000	$147,938	$—	$—	$292,938
Terry H. Hunt	$100,000	$115,063	$—	$—	$215,063
Janeen S. Judah	$85,000	$115,063	$—	$—	$200,063

(1) Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock units awarded to the directors in the fiscal year ended December 31, 2021. For additional information related to the assumptions used and valuation of restricted stock units, see Note 12 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Mses. Cepak and Judah and Messrs. Conlon and Hunt received an award of 21,875 restricted stock units, and Mr. Huff received an award of 28,125 restricted stock units, on January 1, 2021 with a grant date value of $5.26 per restricted stock unit. As of December 31, 2021, each current director held unvested restricted stock units in the same amount. The restricted stock units awarded on January 1, 2021 fully vested on January 1, 2022.

(2) No options were issued to directors during the fiscal year ended December 31, 2021. As of December 31, 2021, Messrs. Conlon, Huff and Hunt and Ms. Cepak held the following options to purchase shares of Common Stock:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Total
Tiffany (TJ) Thom Cepak	30,000	—	30,000
Michael W. Conlon	50,000	—	50,000
Curtis W. Huff	40,000	—	40,000
Terry H. Hunt	40,000	—	40,000

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors.

The current compensation for non-employee directors is as follows: Each non-employee director receives an annual base cash retainer of $75,000 and restricted stock units on January 1 of each year with a grant date value of $175,000. The non-Executive Chairman receives an additional annual cash retainer of $50,000 and additional restricted stock units with a grant date value of $50,000. At times while the Board has an Executive Chairman, the Lead Director receives an additional annual cash retainer of $20,000. Each non-employee director receives additional annual cash retainers for the committees on which he or she serves as follows:

	Chair	Member
Compensation Committee	$15,000	$10,000
Nominating and Corporate Governance Committee	$10,000	$5,000
Audit Committee	$20,000	$10,000
Sustainability Committee	$10,000	$5,000

The Board of Directors determined to limit the amount of the annual restricted stock unit grants made to non-employee directors on January 1, 2021 in recognition of the significant decline in our stock price. This limitation was accomplishing by determining the number of restricted stock units granted by dividing the grant date values set forth above by the greater of the market price at the time of grant and $8.00. As a result, the grant date value of restricted stock unit awards issued to non-employee directors in 2021 was reduced by approximately 34% compared to the grant date value of restricted stock unit awards issued to non-employee directors in 2020.

CERTAIN TRANSACTIONS

Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the non-executive Chairman of the Board or the chair of the Audit Committee, each of whom has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction, or direct that such transaction be submitted to the Audit Committee or the full Board of Directors for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $50,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority.

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI Energy Corp. in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 545,000 shares of such Common Stock.

Mr. Berns, Executive Vice President and Chief Commercial Officer of Patterson-UTI, is an executive of REMY Investors, which is the general partner of REMY Capital.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 6, 2022, the stock ownership of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
BlackRock, Inc.	34,992,772	(1)	16.3%
The Vanguard Group	21,975,906	(2)	10.2%
Macquarie	12,980,732	(3)	6.0%
Van Eck Associates Corporation	11,886,031	(4)	5.5%
Directors and Named Executive Officers:
William Andrew Hendricks, Jr.	2,522,968	(5)	1.2%
C. Andrew Smith	214,935	(6)	*
Kenneth N. Berns	1,605,372	(7)	*
Seth D. Wexler	233,016	(8)	*
James M. Holcomb	335,425	(9)	*
Tiffany (TJ) Thom Cepak	120,980	(10)	*
Michael W. Conlon	165,554	(11)	*
Curtis W. Huff	357,608	(12)	*
Terry H. Hunt	140,145	(13)	*
Cesar Jaime	-	(14)	-
Janeen S. Judah	90,564	(15)	*
Julie J. Robertson	-	(16)	-
All current directors and executive officers as a group (12 persons)	5,786,567	(17)	2.7%

* indicates less than 1.0%

(1)
Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2022. According to the report, BlackRock, Inc. has sole voting power with respect to 33,648,485 shares and sole dispositive power with respect to 34,992,772 shares. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(2)
Based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022. According to the report, The Vanguard Group has shared voting power with respect to 171,353 shares, sole dispositive power with respect to 21,646,533 shares and shared dispositive power with respect to 329,373 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)
Based solely on a Schedule 13G/A filed by Macquarie Group Limited, Macquarie Management Holdings Inc, Macquarie Investment Management Business Trust, Macquarie Investment Management Global Limited and Ivy Investment Management Company ("Macquarie") with the SEC on February 14, 2022. According to the report, Macquarie has sole voting and dispositive power with respect to 12,980,732 shares. The principal business address of Macquarie Group Limited and Macquarie Investment Management Global Limited is 50 Martin Place Sydney, New South Wales, Australia. The principal business address of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103.
(4)
Based solely on a Schedule 13G/A filed by Van Eck Associates Corporation with the SEC on February 10, 2022. According to the report, Van Eck Associates Corporation has sole voting and dispositive power with respect to 11,886,031 shares. The address of the principal business office of Van Eck Associates Corporation is 666 Third Ave. - 9th Floor, New York, New York 10017.
(5)
Includes shares underlying stock options held by Mr. Hendricks that are presently exercisable to purchase 887,650 shares. Includes 242,278 shares underlying restricted stock units that will vest within 60 days. Does not include 356,001 shares underlying restricted stock units that will not vest within 60 days.
(6)
Includes 81,195 shares underlying restricted stock units held by Mr. Smith that will vest within 60 days. Does not include 124,401 shares underlying restricted stock units that will not vest within 60 days.
(7)
Includes shares underlying stock options held by Mr. Berns that are presently exercisable to purchase 696,800 shares. Includes 90,650 shares underlying restricted stock units that will vest within 60 days. Does not include 133,200 shares underlying restricted stock units that will not vest within 60 days. The Common Stock beneficially owned by Mr. Berns includes 70,000 shares held in trust(s) for which he is the trustee. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(8)
Includes 66,433 shares underlying restricted stock units held by Mr. Wexler that will vest within 60 days. Does not include 83,401 shares underlying restricted stock units that will not vest within 60 days.
(9)
Includes 61,833 shares underlying restricted stock units held by Mr. Holcomb that will vest within 60 days. Does not include 74,201 shares underlying restricted stock units that will not vest within 60 days.
(10)
Includes shares underlying presently exercisable stock options held by Ms. Cepak to purchase 30,000 shares. Does not include 20,710 shares underlying unvested restricted stock units that will not vest within 60 days.
(11)
Includes shares underlying presently exercisable stock options held by Mr. Conlon to purchase 50,000 shares. Does not include 20,710 shares underlying unvested restricted stock units that will not vest within 60 days.
(12)
Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 40,000 shares. Does not include 26,627 shares underlying unvested restricted stock units that will not vest within 60 days.
(13)
Includes shares underlying presently exercisable stock options held by Mr. Hunt to purchase 40,000 shares. Does not include 20,710 shares underlying unvested restricted stock units that will not vest within 60 days.
(14)
Does not include 11,041 shares underlying unvested restricted stock units held by Mr. Jaime that will not vest within 60 days.
(15)
Does not include 20,710 shares underlying unvested restricted stock units held by Ms. Judah that will not vest within 60 days.
(16)
Does not include 11,041 shares underlying unvested restricted stock units held by Ms. Robertson that will not vest within 60 days.
(17)
Includes shares underlying stock options that are presently exercisable to purchase 1,744,450 shares of Common Stock. Includes 542,389 shares underlying restricted stock units held by certain directors and executive officers that will vest within 60 days. Does not include 902,753 shares underlying restricted stock units held by such individuals that will not vest within 60 days. Does not include shares of Common Stock beneficially owned by REMY Investors.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control. The business address of each of our directors and officers is 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Equity Compensation Plan Information

Equity compensation plan information as of December 31, 2021 follows:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted - Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	3,720,150	$20.93	8,288,582
Equity compensation plans not approved by security holders	—	$—	—
Total	3,720,150	$20.93	8,288,582

(1) The 2021 Long-Term Incentive Plan (the "2021 Plan") provides for awards of incentive stock options, non-incentive stock options, tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance share awards, performance unit awards and dividend equivalents to key employees (as defined in the 2021 Plan), officers and directors, which are subject to certain vesting and forfeiture provisions. All options are granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. The vesting schedule and term are set by the Compensation Committee of the Board of Directors, except that the Board has the same power as the Compensation Committee with respect to awards to directors. All securities remaining available for future issuance under equity compensation plans approved by security holders in column (c) are available under this plan. In addition to the 2021 Plan, this plan category also includes the Amended and Restated 2014 Long-Term Incentive Plan, as amended (the "2014 Plan"), and the 2005 Long-Term Incentive Plan, as amended (the "2005 Plan"). The 2021 Plan contains a provision that upon stockholder approval, no further awards will be granted under any other equity compensation plan. Options granted under the 2014 Plan and the 2005 Plan typically vested over one year for non-employee directors and three years for employees. All options were granted with an exercise price equal to the fair market value of the related common stock at the time of grant.

(2) This column reflects the weighted average exercise price of options granted under the 2014 Plan and the 2005 Plan that were outstanding on December 31, 2021. No options have been granted under the 2021 Plan.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee members are Mses. Cepak (chair) and Judah and Messrs. Huff and Hunt, each of whom is independent within the meaning of applicable rules under the Exchange Act and within the meaning of the Nasdaq listing standards. The Board has determined that Ms. Cepak and Mr. Huff are “audit committee financial experts” within the meaning of applicable SEC rules.

The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of: (i) financial reports and other financial information provided by Patterson-UTI to the public and government/regulatory bodies, (ii) Patterson-UTI’s system of internal control over financial reporting, and (iii) the annual independent audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting.

The Audit Committee’s role is one of review, and it recognizes that Patterson-UTI’s management is responsible for preparing Patterson-UTI’s consolidated financial statements and the independent auditors are responsible for auditing those financial statements. In fulfilling its review and oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments made by management, and the clarity of disclosures provided in the financial statements. The Audit Committee also discussed with management the basis for their assertion that Patterson-UTI maintained effective internal control over financial reporting as of December 31, 2021.

The Audit Committee discussed with Patterson-UTI’s independent registered public accounting firm (PricewaterhouseCoopers LLP) the overall scope and plans for their integrated audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their integrated audit, their evaluation of Patterson-UTI’s internal control over financial reporting and the overall quality of Patterson-UTI’s financial reporting. The Audit Committee also reviewed with PricewaterhouseCoopers LLP their judgments as to the quality, not just the acceptability, of Patterson-UTI’s accounting principles and discussed such other matters as are required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding their independence, and their communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of Patterson-UTI’s audited financial statements and management’s report on internal control over financial reporting in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Audit Committee of the Board of Directors:

Tiffany (TJ) Thom Cepak, Chair

Curtis W. Huff

Terry H. Hunt

Janeen S. Judah

PricewaterhouseCoopers LLP Fees for Fiscal Years 2021 and 2020

In 2021 and 2020, Patterson-UTI and its subsidiaries incurred fees for services provided by PricewaterhouseCoopers LLP.

Description	Fees Incurred in Fiscal Year 2021	Fees Incurred in Fiscal Year 2020
Audit fees	$2,775,000	$1,963,146
Audit-related fees	146,738	—
Tax fees	60,000	60,000
All other fees	2,893	2,893
Total	$2,984,631	$2,026,039

The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Ms. Cepak, as Chair of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Ms. Cepak approves any such engagement, she discusses such approval with the Audit Committee at its next meeting.

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2021 and 2020 consisting of the integrated audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting, and quarterly reviews of Patterson-UTI’s interim financial statements and the audits of certain subsidiaries. “Audit-related fees” for 2021 relate to the performance of certain procedures in connection with our acquisition of Pioneer Energy Services, Corp. and the filing of various registration statements and Exchange Act reports. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” consists of annual subscription fees to software products. The Audit Committee Charter includes procedures under which the Audit Committee or its delegate approves in advance all audit and non-audit services (subject to any de minimis exceptions permitted by law for non-audit services, which must, in any event, be approved annually by the Audit Committee prior to completion of the annual audit) provided by the Company's independent auditors. The Audit Committee or Ms. Cepak, as Chair of the Audit Committee, approved in advance all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2023 Annual Meeting

Proposals for Inclusion in the Proxy Statement. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2023 annual meeting of stockholders, proposals from stockholders must be received by Patterson-UTI no later than the close of business on December 12, 2022, and must otherwise comply with the requirements of Rule 14a-8.

Proposals or Director Nominations not Included in the Proxy Statement. Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement or stockholder proposals to be properly brought before the 2023 annual meeting by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for in Patterson-UTI’s bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2023 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the close of business at Patterson-UTI’s principal executive offices not earlier than the close of business on February 2, 2023 and not later than the close of business on March 4, 2023, assuming the date of the 2023 annual meeting is not changed by more than 30 days before or after the anniversary date of the 2022 annual meeting. A stockholder’s notice to the Secretary of Patterson-UTI shall contain certain information specified in Patterson-UTI’s bylaws regarding the stockholder and the proposed nominee or stockholder proposal. See Article I, Section 8 of Patterson-UTI’s bylaws. In addition to giving notice pursuant to the advance notice provisions of Patterson-UTI’s bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide the notice required pursuant to Rule 14a-19, the SEC’s universal proxy rule, to the Secretary of the Company regarding such intent no later than April 3, 2023.

Proxy Access Procedures. Patterson-UTI’s bylaws permit a stockholder, or group of up to 20 stockholders, owning continuously for at least three years shares of Patterson-UTI stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of two or 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements in Patterson-UTI’s bylaws. See Article I, Section 11 of Patterson-UTI’s bylaws. Written notice of proxy access director nominees must be received by the close of business at Patterson-UTI’s principal executive offices not earlier than December 12, 2022 and not later than January 11, 2023, assuming the date of the 2023 annual meeting is not changed by more than 30 days before or after the anniversary date of the 2022 annual meeting.

Annual Report

A copy of Patterson-UTI’s annual report on Form 10-K accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The annual report on Form 10-K also is available electronically by following the instructions in the Notice. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

A copy of the annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 or by accessing it on Patterson-UTI’s website at www.patenergy.com in the investors section under the “Financial Information” link. Patterson-UTI will furnish the exhibits to Form 10-K upon request and upon receipt of a reproduction fee.

Delivery of Documents to Stockholders Sharing an Address

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. Unless different instructions were previously provided to Patterson-UTI, if two or more stockholders share a mailing address, such stockholders were deemed to have consented to receiving only one copy, and a single copy of this proxy statement and Patterson-UTI's annual report on Form 10-K (and/or a single copy of the Notice) has been sent to their address. If instructions for separate delivery have been received from any stockholder, Patterson-UTI will deliver promptly separate copies of the relevant disclosure materials. Similarly, if multiple copies of disclosure materials are being delivered to a single address, stockholders can request a single copy for future deliveries. Written requests should be submitted to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Requests may also be made by calling Investor Relations at (281) 765-7100.

PATTERSON-UTI

PATTERSON-UTI ENERGY, INC.
10713 W. SAM HOUSTON PARKWAY NORTH
SUITE 800
HOUSTON, TX 77064

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PATTERSON-UTI ENERGY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Tiffany (TJ) Thom Cepak
02) Michael W. Conlon
03) William A. Hendricks, Jr.
04) Curtis W. Huff
05) Terry H. Hunt
06) Cesar Jaime
07) Janeen S. Judah
08) Julie J. Robertson

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2022.	☐	☐	☐
3. Approval of an advisory resolution on Patterson-UTI's compensation of its named executive officers.	☐	☐	☐

NOTE: I also authorize the proxies to vote in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000413080_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K, are available at www.proxyvote.com PATTERSON-UTI ENERGY, INC. Annual Meeting of Stockholders June 6, 2019 10:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder of Patterson-UTI Energy, Inc. (the "Company") hereby appoints Mark S. Siegel, William Andrew Hendricks, Jr. and C. Andrew Smith and each of them, proxies to the undersigned, each with full power to act without the other and with full power of substitution, to vote at the annual meeting of stockholders of the Company to be held Thursday, June 6, 2019, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas, 77064, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present. The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If no directions are made, the proxies will vote “FOR” the nominees for directors, “FOR” the approval of the amendment to the Patterson-UTI Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP and “FOR” the approval of the advisory resolution on executive compensation, as set forth on the reverse side. If any other matter should be presented properly, this proxy will be voted in accordance with the discretion of the above-named proxies. Continued and to be marked, dated and signed on reverse side